EXHIBIT 10.20
CREDIT AGREEMENT
dated as of
September 26, 2006
among
AMERICAN COLOR GRAPHICS FINANCE, LLC,
as Borrower
the Lenders party hereto,
and
BANK OF AMERICA, N.A.
as Administrative Agent and Collateral Agent
BANC OF AMERICA SECURITIES, LLC,
as Sole Lead Arranger and Sole Book Manager

i

EXHIBITS

A.	Assignment and Acceptance
B.	Revolving Notes
C.	Swingline Note
D-1.	Form of Compliance Certificate – ACG
D-2.	Form of Compliance Certificate – Borrower
E.	Borrowing Base Certificate
F.	Form of Control Agreement
G.	Form of Intercreditor Agreement
H-1.	Form of Borrower Officer’s Certificate
H-2.	Form of Servicer Officer’s Certificate
I	Form of Notice of Borrowing/Conversion
J	Form of Opinion
K	Form of True Sale Opinion
L	Form of ACG Control Agreement
M	Form of ACG Intercreditor Agreement

SCHEDULES

1.1(a)	Lenders and Commitments
2.22(c)	Disbursement Account
3.13	Capitalization; Joint Ventures; Subsidiaries
3.14	Insurance
3.19	Legal Name; State of Organization
5.01	Permitted Deviations from GAAP for Borrower’s Unconsolidated Financial Statements and Additional Unconsolidated Unaudited Financial Information
5.02(c)	Financial and Collateral Reporting Requirements

CREDIT AGREEMENT dated as of September 26, 2006 among:
AMERICAN COLOR GRAPHICS FINANCE, LLC, a Delaware limited liability company, as Borrower (the “Borrower”);
Each of the persons identified on the signature pages hereto as a “Lender” and each assignee that now or hereafter becomes a party to this Agreement as provided in Section 9.05(b) (the “Lenders”); and
BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.
PRELIMINARY STATEMENT
     WHEREAS, the Borrower has requested, and the Lenders have agreed to provide on the terms and conditions set forth herein, a credit facility which provides for revolving loans to the Borrower for the purposes set forth herein;
     WHEREAS, ACG (as defined below) and the Borrower have entered into the Contribution Agreement (as defined below), providing for, among other things, the absolute assignment, from time to time, by ACG to the Borrower of all of ACG’s right, title and interest in and to certain Transferred Receivables (as defined below);
     WHEREAS, the Borrower, ACG, the Collateral Agent and the Administrative Agent have entered into the Servicing Agreement (as defined below) to provide for, among other things, the servicing of the Transferred Receivables acquired from time to time by the Borrower from ACG pursuant to the Contribution Agreement;
     WHEREAS, to further secure the repayment of any and all loans at any time made to the Borrower or for the account of the Borrower pursuant to this Agreement, the Borrower has granted to the Collateral Agent a security interest in (among other things) all of its right, title and interest (whether now owned or hereafter acquired or arising), in, to and under such Transferred Receivables.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and benefits to be derived herefrom, the parties hereto agree as follows:
ARTICLE I
Definitions
Section 1.01 Defined Terms.
     As used in this Agreement, the following terms have the meanings specified below:

     “Account” means “accounts” as defined in the UCC, and also all: accounts, accounts receivable, receivables, and rights to payment (whether or not earned by performance) for: property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of; services rendered or to be rendered; and obligations arising out of the use of a credit or charge card or information contained on or used with that card.
     “ACG” means American Color Graphics, Inc., a New York corporation.
     “ACG Control Agreement” shall have the meaning set forth in Section 4.02(h).
     “ACG Intercreditor Agreement” shall have the meaning set forth in Section 4.02(h).
     “ACG Remittances” has the meaning set forth in the Intercreditor Agreement.
     “ACG Senior Facility” means that certain Amended and Restated Credit Agreement dated as of May 5, 2005 by and among ACG, certain other parties thereto, the lenders party thereto and Bank of America, N.A., as agent for the lenders.
     “Adjusted LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate. The Adjusted LIBO Rate will be adjusted automatically as to all LIBO Rate Loans then outstanding as of the effective date of any change in the Statutory Reserve Rate.
     “Administrative Agent” has the meaning set forth in the first paragraph of this Agreement.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified or is a director or officer of such Person.
     “Agents” means collectively, the Administrative Agent and the Collateral Agent.
     “Agreement” means this Credit Agreement, as modified, amended, supplemented or restated, and in effect from time to time.
     “Applicable Law” means as to any Person: (a) all statutes, rules, regulations, orders, treaty or other requirements having the force of law and (b) all court orders and injunctions, and/or similar rulings, in each instance of or by any Governmental Authority, or court, or tribunal which has jurisdiction over such Person, or any property of such Person.
     “Applicable Margin” means, for Prime Rate Loans, 3.25% and for LIBO Loans, 4.25%, provided, however, that notwithstanding anything to the contrary set forth herein, upon the occurrence and during the continuance of an Event of Default interest shall accrue at the rate set forth in Section 2.11.

     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
     “Availability” means the lesser of the following:
          (a)     (i)    the Total Commitments,
                                        minus
                   (ii)        the Credit Extensions; or
          (b)     (i) the Borrowing Base,
                                        minus
                   (ii)     the Credit Extensions.
     “Bank of America” means Bank of America, N.A and its successors and assigns.
     “Bankruptcy Code” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Borrower” has the meaning set forth in the first paragraph of this Agreement.
     “Borrowing” means (a) the incurrence of Revolving Loans of a single Type, on a single date and having, in the case of LIBO Loans, a single Interest Period, or (b) a Swingline Loan.
     “Borrowing Base” means, at any time of calculation, an amount equal to:
     (a) the Receivables Advance Rate multiplied by the face amount of Eligible Receivables; minus
     (b) without duplication, the current amount of all Reserves (including the Minimum Excess Availability Reserve).
     “Borrowing Base Certificate” has the meaning set forth in Section 5.02(b).

     “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.04.
     “Breakage Costs” has the meaning set forth in Section 2.20(b).
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina, Boston, Massachusetts or New York, New York are authorized or required by law to remain closed, provided that, when used in connection with a LIBO Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Capital Stock” means, as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the membership or other ownership interests in such Person, together with, in any such case, all warrants, options and other rights to purchase or otherwise acquire, and all other instruments convertible into or exchangeable (other than any debt security exchangeable for or convertible into such capital stock) for, any of the foregoing.
     “Cash Collateral Account” means (i) an interest-bearing account established by the Borrower with the Administrative Agent at Bank of America under the sole and exclusive dominion and control of the Collateral Agent designated as “American Color Graphics Finance, LLC” or (ii) a securities account under the control of the Collateral Agent invested in Permitted Investments.
     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.
     “Change in Control” means, with respect to the Borrower, the Parent fails at any time to own, directly, 100% of the Capital Stock of the Borrower.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.24(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

     “Charges” has the meaning set forth in Section 9.13.
     “Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date is the date hereof.
     “Code” means the Internal Revenue Code of 1986 and the Treasury regulations promulgated thereunder, as amended from time to time.
     “Collateral” means any and all “Collateral” as defined in any applicable Security Document.
     “Collateral Agent” has the meaning set forth in the first paragraph of this Agreement.
     “Collections” has the meaning set forth in the Contribution Agreement.
     “Commitment” means, with respect to each Lender, the aggregate commitment of such Lender hereunder in the amount set forth opposite its name on Schedule 1.1(a) hereto or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to Section 2.16 hereof in accordance with this Agreement.
     “Commitment Percentage” means, with respect to each Lender, at any time, that percentage of the Commitments of all Lenders hereunder represented by such Lender’s commitment at such time. The Commitment Percentage of each Lender is the amount set forth opposite its name on Schedule 1.1(a) hereto or as may subsequently be set forth in the Register from time to time, as the same may be modified from time to time pursuant to Section 2.16 hereof.
     “Concentration Account” means the “concentration account” of the Borrower identified in the Control Agreement.
     “Confidential Information” has the meaning set forth in Section 9.15.
     “Consent” means actual consent given by a Lender from whom such consent is sought; or the passage of five (5) Business Days from receipt of written notice to a Lender from the Administrative Agent of a proposed course of action to be followed by the Administrative Agent without such Lender’s giving the Administrative Agent written notice of that Lender’s objection to such course of action.
     “Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, refers to the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
     “Contribution Agreement” means that certain Contribution and Sale Agreement, dated as of September 26, 2006, by and between ACG, as Seller, and the Borrower, as Purchaser, as in effect on the date hereof and as amended from time to time in accordance with the terms of this Agreement.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.
     “Control Agreement” has the meaning set forth in Section 2.22(a).
     “Credit Extensions” means as of any day, the sum of the principal balance of all Revolving Loans then outstanding.
     “Credit Policies” means the existing credit and collection policies of ACG, which have been disclosed to and reviewed by the Administrative Agent to its satisfaction in the exercise of its commercially reasonable judgment, as such credit and collection policies may be amended, modified or otherwise supplemented from time to time with, to the extent any such amendments, modifications or supplements would reasonably be expected to have a material adverse effect on the interests of the Borrower or the Administrative Agent, the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed.
     “Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Defaulted Receivable” means any Account that remains unpaid for more than ninety (90) days from the original invoice date thereof or sixty (60) days past the due date thereof, for which the obligor of such Account is in a bankruptcy or similar proceeding, or which would be written off as uncollectible pursuant to the Credit Policies.
     “Delinquent Lender” has the meaning set forth in Section 8.12.
     “Delinquent Lender’s Future Commitment” has the meaning set forth in Section 8.12.
     “Depository Bank” has the meaning set forth in Section 2.22(a).
     “Disbursement Account” has the meaning set forth in Section 2.22(d).
     “dollars” or “$” refers to lawful money of the United States of America.

     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by the Administrative Agent; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     “Eligible Obligor” has the meaning ascribed thereto in the Contribution Agreement.
     “Eligible Receivables” means Accounts that are deemed by the Administrative Agent in its reasonable discretion to be eligible for inclusion in the calculation of the Borrowing Base. Without limiting the foregoing, unless otherwise approved in writing by the Administrative Agent, none of the following shall be deemed to be Eligible Receivables:
     (a) Accounts that are not Accounts with an Eligible Obligor;
     (b) Accounts that do not satisfy the Transferred Receivable Representations and Warranties as of the date of delivery of a related Borrowing Base Certificate;
     (c) Accounts that are Defaulted Receivables;
     (d) Accounts with respect to which the amount of the Account, when aggregated with all other Accounts owed by the same obligor, exceeds twenty percent (20%) (or in the case of Albertson’s and Home Depot, twenty-five percent (25%)) in face value of all Accounts of the Borrower then outstanding, to the extent of such excess;
     (e) Accounts that represent (i) unbilled accounts, (ii) the unearned portion of fixed billing receivables, (iii) percentage of completion accounts, (iv) retainage accounts, (v) contra accounts, or (vi) accounts with an Obligor for whom more than fifty percent (50%) of the aggregate Receivables of such Obligor are Delinquent Receivables;
     (f) Accounts that are represented by contracts that have been extended, rewritten or otherwise modified from the original terms thereof in a manner not permitted under the Credit Policies;
     (g) Accounts as to which the Seller has not satisfied and fully performed all obligations on its part with respect to such Accounts required to be fulfilled by it, or further action is required to be performed by any Person with respect thereto in addition to payment thereon by the applicable obligor;
     (h) Accounts with respect to which the Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Collateral Agent, for its benefit and the ratable benefit of the Secured Parties, pursuant to the Security Documents);
     (i) Accounts that are not subject to a first priority security interest in favor of the Collateral Agent, for the benefit of itself and the Secured Parties; and

     (j) Accounts which the Administrative Agent determines in the exercise of its commercially reasonable judgment to be uncertain of collection.
The Administrative Agent shall have the right to modify the foregoing eligibility criteria in its commercially reasonable judgment.
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices having the force of orders or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the protection of the environment, preservation or reclamation of natural resources, or handling, treatment, storage, disposal, Release or threatened Release of any Hazardous Material.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of the Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure of any person to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

     “Event of Default” has the meaning set forth in Section 7.01. An “Event of Default” shall be deemed to have occurred and to be continuing unless and until that Event of Default has been duly waived by the Administrative Agent and the Lenders in writing, as provided herein.
     “Excess Availability” means, as of any date of determination, Availability less the amount by which outstanding drafts on the Borrower’s accounts exceed the balance in the Borrower’s accounts.
     “Excluded Taxes” means, with respect to the Agents, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized, in which its principal office is located or in which it is doing business (other than by reason of any Loan Document) or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 9.05), any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.27(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.27(a) and (d) in the case of any Lender that is not a Foreign Lender, U.S. backup withholding taxes required to be withheld.
     “Federal Funds Effective Rate” means, for any day, a rate per annum equal to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
     “Financial Officer” means, with respect to any Person, the president, chief financial officer, vice president – taxes, treasurer, assistant treasurer or controller of such Person.
     “Fiscal Quarter” means any three month period ending on March 31, June 30, September 30 or December 31 of any year.
     “Fiscal Year” means any one year period ending on March 31 of any year.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “FRB” has the meaning set forth in the Servicing Agreement.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means principles which are (a) consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made, and (b) consistently applied with past financial statements of Holdings adopting the same principles.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, mold, fungi or similar bacteria, and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including any material listed as a hazardous substance under Section 101(14) of CERCLA.
     “Hedging Agreement” means any interest rate protection agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign currency exchange agreement, commodity price protection agreement, or other interest or currency exchange rate or commodity price hedging arrangement designed to hedge against fluctuations in interest rates or foreign exchange rates.

     “Holdings” means ACG Holdings, Inc., a Delaware corporation.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (including any obligations which are without recourse to the credit of such Person) or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (f) all Indebtedness for which such Person is not the obligor that is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (g) all guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person under any Hedging Agreement, (l) the principal and interest portions of all rental obligations of such Person under any Synthetic Lease, Tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing where such transaction is considered borrowed money indebtedness for Tax purposes but is classified as an operating lease in accordance with GAAP, and (m) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of capital stock or other ownership or profit interests in such Person or in any other Person (or warrants, rights or options to acquire such capital stock or ownership interests). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefore as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitee” has the meaning set forth in Section 9.03(b).
     “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code.
     “Intercreditor Agreement” has the meaning set forth in Section 2.22(a).
     “Interest Payment Date” means (a) with respect to any Prime Rate Loan the first Business Day of each calendar month, and (b) with respect to any LIBO Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part, and, in addition, if such LIBO Loan has an Interest Period of greater than ninety (90) days, the last Business Day of every third month of such Interest Period.

     “Interest Period” means, with respect to any LIBO Borrowing, the period commencing on the date of such Borrowing and ending seven (7) days thereafter or on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect by notice to the Administrative Agent in accordance with the provisions of this Agreement; and provided, further, (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month during which such Interest Period ends) shall end on the last Business Day of the calendar month of such Interest Period, (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date, and (d) notwithstanding the provisions of clause (c), no Interest Period shall, unless approved by the Administrative Agent and all of the Lenders, have a duration of less than seven (7) days, and if any Interest Period applicable to a LIBO Borrowing would be for a shorter period, such Interest Period shall not be available hereunder. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Investment” means any investment, whether now existing or hereafter made, including, without limitation (a) any stock, evidence of Indebtedness or other security of another Person, (b) any loan, advance, contribution to capital, extension of credit to another Person, (c) any purchase of (i) stock or other securities of another Person, or (ii) the assets comprising a division or business unit or a substantial part of the business of any Person (whether by purchase of assets or securities), or (d) any commitment or option to make any such purchase.
     “Lenders” has the meaning set forth in the first paragraph of this Agreement.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s administrative questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
     “LIBO Borrowing” means a Borrowing comprised of LIBO Loans.
     “LIBO Loan” means any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.
     “LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period, the rate per annum as determined on the basis of the offered rates for deposits in dollars, for a period of time comparable to such Interest Period which appears on the “Telerate Page 3750” as of 11:00 a.m. London time on the day that is two (2) Business Days preceding the first day of such Interest Period; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBO Rate shall be the rate (rounded upward, if necessary, to the nearest 1/16 of 1%), determined on the basis of the offered rates for deposits in dollars for a period of time comparable to such Interest Period which are offered by Bank of America’s London branch to major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) Business Days preceding the first day of such Interest Period. In the event that the Administrative Agent is unable to obtain any such quotation as provided above, it will be deemed that a LIBO Rate pursuant to a LIBO Borrowing cannot be obtained.
     “Lien” means, with respect to any asset, (a) any assignment, mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset or (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Loan Account” has the meaning set forth in Section 2.21(a).
     “Loan Documents” means this Agreement, the Notes, all Borrowing Base Certificates, the Intercreditor Agreement, the Control Agreement, the Security Documents, the Contribution Agreement, the Servicing Agreement and any other document, instrument or agreement now or hereafter executed and delivered in connection herewith, each as amended and in effect from time to time.
     “Loans” means all loans at any time made to the Borrower or for account of the Borrower pursuant to this Agreement.
     “Lockbox” has the meaning set forth in the Control Agreement.
     “Margin Stock” has the meaning set forth in Regulation U.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Servicer, the Seller, the Borrower or the Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Servicer or the Borrower to perform any material obligations or to pay any Obligations under this Agreement or any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Servicer, the Seller or the Borrower of any Loan Document to which it is a party; or (d) a material adverse effect on the Transferred Receivables (or the value thereof). In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.
     “Material Contract” means any contract or other arrangement (other than any of the Loan Documents), whether written or oral, to which the Borrower is a party as to which the breach, nonperformance, cancellation of failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect and shall include in any event the Servicing Agreement and the Contribution Agreement and the documents executed in connection therewith.

     “Maturity Date” means December 15, 2009.
     “Maximum Rate” has the meaning set forth in Section 9.13.
     “Minimum Excess Availability Reserve” means, on any date of determination, an amount equal to (a) the applicable required sum of the balance in the Cash Collateral Account and the Excess Availability set forth in Section 5.11(b) less (b) the balance in the Cash Collateral Account.
     “Minority Lenders” has the meaning set forth in Section 9.02(c).
     “Monthly Reporting Date” has the meaning set forth in the Servicing Agreement.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means a multiemployer plan, sponsored by the Borrower as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within the preceding five plan years made or accrued an obligation to make contributions.
     “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is sponsored by the Borrower, and (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower or the ERISA Affiliate or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
     “Notes” shall mean (i) the promissory notes of the Borrower substantially in the form of Exhibit B, each payable to the order of a Lender, evidencing the Revolving Loans, and (ii) the promissory note of the Borrower substantially in the form of Exhibit C, payable to the Swingline Lender, evidencing the Swingline Loans.
     “Obligations” means (a) the obligation of the Borrower to make due and punctual payment of (i) the principal of, and interest (including all interest that accrues after the commencement of any case or proceeding by or against the Borrower under any federal or state bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding) on the Loans, as and when due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Borrower to the Secured Parties under this Agreement or the other Loan Documents, and (b) the obligation of the Borrower to make due and punctual payment of and to perform of all the covenants, agreements, obligations and liabilities of the Borrower under or pursuant to this Agreement or the other Loan Documents, and (c) all monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise of the Borrower arising out of any cash management, depository, investment, letter of credit, Hedging Agreements or other banking or financial services provided by Bank of America or any of its Affiliates, and the obligation of the Borrower to make due and punctual payment of and to perform of all of the covenants, agreements, obligations and liabilities of the Borrower relating thereto. Obligations which arise out of any cash management, depository, investment, letter of credit, Hedging Agreement, or other banking or financial services provided by Bank of America or any of its Affiliates shall be secured Obligations solely to the extent that there is sufficient Collateral following satisfaction of the Obligations described in clauses (a) and (b) of this definition.
     “Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means any and all current or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
     “Overadvance” means, at any time of calculation, a circumstance in which the Credit Extensions exceed the lesser of (a) the Total Commitments, or (b) the Borrowing Base.
     “Parent” means ACG.
     “Participation Register” has the meaning set forth in Section 9.05(e).
     “Participant” has the meaning set forth in Section 9.05(e).
     “Payment Date” means the date that is the second (2nd) Business Day following the Monthly Reporting Date.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Permitted Encumbrances” means each of the following:
     (a) Liens imposed by law for unpaid Tax liabilities to the extent that failure to pay such Tax liabilities is permitted by Section 5.06; and

     (b) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(i);
provided that, except as provided in any one or more of clauses (a) and (b) above, the term Permitted Encumbrances shall not include any Lien securing Indebtedness.
     “Permitted Investments” means each of the following:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), maturing within one hundred eighty (180) days from the date of acquisition thereof;
     (b) Investments in commercial paper (i) issued by an entity (other than the Borrower or an Affiliate of the Borrower) organized under the laws of any state of the United States or the District of Columbia maturing within ninety (90) days from the date of acquisition thereof and having, at such date of acquisition, a rating obtainable from a nationally recognized rating organization of at least A-1 or P-1 or the equivalent thereof, or (ii) issued by a Lender maturing within two hundred seventy (270) days from the date of acquisition thereof;
     (c) Investments in certificates of deposit, eurodollar deposits, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and demand deposit and money market deposit accounts issued or offered by, (i) any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 (or the equivalent amount in another currency), or (ii) any Lender or Affiliate thereof;
     (d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into; and
     (e) Shares of investment companies that are registered under the Investment Company Act of 1940, as amended, and invest solely in one or more of the types of securities described in clauses (a) through (d) above;
     (f) Investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (e) above.

     (g) obligations the return with respect to which is excluded from gross income under Section 103 of the Code, with a maturity of not more than six months or with the right of the holder to put such obligations for purchase at par upon not more than seven (7) days’ notice and which are rated at least A-1 or P-1 or the equivalent thereof by at least one nationally recognized rating organization.
     (h) (A) tax free money market funds that invest solely in the securities described in clause (g) above or (B) money market preferred municipal bond funds which have a term of not more than seven (7) days and which are rated at least AAA or the equivalent thereof by S&P or at least AAA or the equivalent thereof by Moody’s; and
     (i) any other securities reasonably acceptable to the Administrative Agent which are rated at least A-1 or P-1 or the equivalent thereof by at least one nationally recognized rating organization, or which are of an equivalent credit quality in the reasonable judgment of the Administrative Agent;
provided that, notwithstanding the foregoing, except for amounts required to be held in the Cash Collateral Account no such Investments shall be permitted unless such Investments are pledged to the Collateral Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Collateral Agent.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means a Single Employer Plan or a Multiple Employer Plan.
     “Prime Rate” means, for any day, the higher of (a) the variable annual rate of interest then most recently announced by Bank of America at its head office in Charlotte, North Carolina, as its “Prime Rate” and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% (0.50%) per annum. The “Prime Rate” is a rate set by Bank of America based upon various factors including Bank of America’s cost and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations thereof in accordance with the terms hereof, the Prime Rate shall be determined without regard to clause (b) of the first sentence of this definition, until the circumstances giving rise to such inability no longer exist. Any change in the Prime Rate due to a change in Bank of America’s Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in Bank of America’s Prime Rate or the Federal Funds Effective Rate, respectively.
     “Prime Rate Loan” means any Loan bearing interest at a rate determined by reference to the Prime Rate in accordance with the provisions of Article II.
     “Purchase Date” has the meaning set forth in the Contribution Agreement.

     “Purchaser” has the meaning set forth in the Contribution Agreement.
     “Receivables Advance Rate” means 85%. The foregoing advance rate may be adjusted from time to time by the Administrative Agent in its commercially reasonable judgment.
     “Refinancing” means, with respect to the ACG Senior Facility, the repayment, termination, refinancing or replacement thereof, any amendment and restatement that results in a material recomposition of the lender group, the replacement of Bank of America, N.A. as the administrative agent thereunder (other than as a result of its voluntary resignation), or any other change that has substantially the same effect as any of the foregoing.
     “Register” has the meaning set forth in Section 9.05(c).
     “Regulation T” means Regulation T of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation U” means Regulation U of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation X” means Regulation X of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Release” has the meaning set forth in Section 101(22) of CERCLA.
     “Required Lenders” means (a) at any time Bank of America’s Commitment exceeds 50% of the Total Commitments, Bank of America and one other Lender who is not a Delinquent Lender, unless all Lenders other than Bank of America are Delinquent Lenders, then Bank of America, (b) at any time there are two or fewer Lenders who are not Delinquent Lenders, all Lenders who are not Delinquent Lenders; and (c) at any time there are three or more Lenders who are not Delinquent Lenders, Lenders (other than Delinquent Lenders) the sum of whose Commitments exceeds 50% of the Total Commitments at such time, or if the Commitments have been terminated, Lenders whose percentage of the outstanding Obligations (after settlement and repayment of all Swingline Loans by the Lenders) exceeds 50% of all such Obligations.
     “Reserves” means such reserves as the Administrative Agent from time to time determines in the Administrative Agent’s commercially reasonable judgment as being appropriate to reflect the impediments to the Agents’ ability to realize upon the Collateral. Reserves may include (but are not limited to) (i) the Minimum Excess Availability Reserve, (ii) reserves based on outstanding Taxes and other governmental charges, (iii) Servicing Fees, and (iv) other fees and expenses payable by the Borrower under the Servicing Agreement.

     “Restricted Payment” means, with respect to any Person, (a) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of such Person, now or hereafter outstanding (including, without limitation, any payment in connection with any dissolution, merger, consolidation or disposition involving the Servicer), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of such Person, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of such Person, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of such Person, now or hereafter outstanding.
     “Revolving Loans” means all Loans at any time made by a Lender pursuant to Section 2.01.
     “S&P” means Standard & Poor’s Rating Services, a division of McGraw-Hill Companies Inc. and any successor thereto.
     “SEC” means the Securities and Exchange Commission.
     “Second Lien Indenture” means that certain Indenture, dated as of July 3, 2003, among the Parent, Holdings and The Bank of New York, as trustee.
     “Secured Parties” shall mean (a) the Lenders, (b) the Agents and their Affiliates, (c) the beneficiaries of each indemnification obligation undertaken by the Borrower under any Loan Document, (d) Bank of America, N.A. and any of its Affiliates with respect to any transaction entered into with the Borrower which arises out of any cash management, depository, investment, letter of credit, Hedging Agreement, or other banking or financial services provided by any such Person, (e) any other Person to whom Obligations under the Credit Agreement and other Loan Documents are owing, and (g) the successors and assigns of each of the foregoing.
     “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.
     “Security Agreement” means the Security Agreement dated as the date hereof between the Borrower and the Collateral Agent for the benefit of the Secured Parties, as amended and in effect from time to time.
     “Security Documents” means the Security Agreement and each other security agreement or other instrument or document executed and delivered by the Borrower to secure any of the Obligations.
     “Seller” means ACG in its capacity as Seller under the Contribution Agreement.

     “Senior Amendment” means an amendment to the ACG Senior Facility.
     “Servicer” means ACG in its capacity as Servicer under the Servicing Agreement and any replacement Servicer approved by the Administrative Agent pursuant to the terms of the Servicing Agreement.
     “Servicer Default” has the meaning set forth in the Servicing Agreement.
     “Servicing Agreement” means that certain Servicing Agreement dated as of September 26, 2006 by and among ACG, as the Servicer, the Borrower, as the Purchaser, the Administrative Agent, and the Collateral Agent, as in effect as of the date hereof and as amended from time to time in accordance with the terms of this Agreement.
     “Servicing Fee” has the meaning set forth in the Servicing Agreement.
     “Settlement Date” has the meaning set forth in Section 2.08(b) hereof.
     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is sponsored by the Borrower and (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower or the ERISA Affiliate or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
     “Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all Guarantees and contingent obligations at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s Consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, directly or indirectly as of such date, owned, controlled, or held, or (b) that is, as of such date, otherwise controlled, directly or indirectly through one or more intermediaries, by the parent or one or more subsidiaries of the parent.
     “Swingline Lender” means Bank of America, in its capacity as lender of Swingline Loans hereunder.
     “Swingline Loan” shall mean a Loan made by the Swingline Lender to the Borrower pursuant to Section 2.06 hereof.
     “Synthetic Lease” means any lease or other agreement for the use or possession of property creating obligations which do not appear as Indebtedness on the balance sheet of the lessee thereunder but which, upon the insolvency or bankruptcy of such Person, may be characterized as Indebtedness of such lessee without regard to the accounting treatment.
     “Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Loans is accelerated and the Commitments are terminated, (iii) the date of the occurrence of any Event of Default pursuant to Section 7.01(f) or 7.01(g), or (iv) the date of the occurrence of any Event of Default pursuant to Section 7.01(n).
     “Total Commitments” means, at any time, the sum of the Commitments at such time. As of the Closing Date, the Total Commitments aggregate $35,000,000.
     “Transferred Receivable Representations and Warranties” has the meaning set forth in the Contribution Agreement.
     “Type”, when used in reference to any Revolving Loan or Borrowing, refers to whether the rate of interest on such Revolving Loan, or on the Revolving Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Prime Rate.

     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.
     “Unused Commitment” means, on any day, (a) the then Total Commitments minus (b) the Credit Extensions.
     “Unused Fee” has the meaning set forth in Section 2.13(a).
     “Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
Section 1.02 Accounting Terms; GAAP.
     Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect on the Closing Date, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to reflect the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision shall have been amended in accordance herewith. All terms used in Article 9 of the UCC, and used but not specifically defined herein, are used herein as defined in such Article 9.
Section 1.03 Computation of Time Periods.
     Unless otherwise stated in this Servicing Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
Section 1.04 Interpretation.
     In this Agreement, unless a contrary intention appears:
     (a) the singular number includes the plural number and vice versa;

     (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted under the terms of this Agreement or under the terms of any of the other Loan Documents;
     (c) reference to any gender includes the other gender;
     (d) the word “or” has the inclusive meaning represented by the phrase “and/or”;
     (e) the words “hereof,” “herein,” “hereby,” and “hereunder,” and any other similar words, refer to this Agreement as a whole and not to any particular provision hereof;
     (f) reference to day or days without further qualification means calendar days;
(g) in the case where the date on which any action required to be taken, document required to be delivered or payment required to be made is not a Business Day, such action, delivery or payment need not be made on such date, but may be made on the next succeeding Business Day;
(h) reference to any article, section, subsection, clause, exhibit and schedule references are to this Agreement
     (i) reference to any agreement (including any Loan Document), document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Loan Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and
     (j) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

ARTICLE II
Amount and Terms of Credit
Section 2.01 Commitments of the Lenders.
     (a) Each Lender severally and not jointly with any other Lender, agrees, upon the terms and subject to the conditions herein set forth, to extend credit to the Borrower on a revolving basis, in the form of Revolving Loans, in an amount not to exceed the lesser of such Lender’s Commitment or such Lender’s Commitment Percentage of the Borrowing Base, subject to the following limitations:
     (i) The aggregate outstanding amount of the Revolving Loans shall not at any time exceed the lesser of (A) the Borrowing Base or (B) the Total Commitments.
     (ii) Subject to all of the other provisions of this Agreement, Revolving Loans that are repaid may be reborrowed prior to the Termination Date and no new Credit Extension shall be made to the Borrower after the Termination Date.
     (b) Each Borrowing of Revolving Loans (other than Swingline Loans) shall be made by the Lenders pro rata in accordance with their respective Commitments. The failure of any Lender to make any Revolving Loan shall neither relieve any other Lender of its obligation to fund its Revolving Loan in accordance with the provisions of this Agreement nor increase the obligation of any other Lender.
Section 2.02 [Intentionally Omitted]
Section 2.03 [Intentionally Omitted].
Section 2.04 Making of Revolving Loans.
     (a) Revolving Loans (other than Swingline Loans) by the Lenders shall be either Prime Rate Loans or LIBO Loans as the Borrower may request subject to and in accordance with this Section 2.04, provided that all Swingline Loans shall be only Prime Rate Loans. All Revolving Loans made pursuant to the same Borrowing shall, unless otherwise specifically provided herein, be Revolving Loans of the same Type. Each Lender may fulfill its Commitment with respect to any Revolving Loan by causing any Lending Office of such Lender to make such Revolving Loan; but any such use of a Lending Office shall not affect the obligation of the Borrower to repay such Revolving Loan in accordance with the terms of the applicable Note. Subject to the other provisions of this Section 2.04 and the provisions of Section 2.18, Borrowings of Revolving Loans of more than one Type may be incurred at the same time, but no more than three (3) Borrowings of LIBO Loans may be outstanding at any time.
     (b) The Borrower shall give the Administrative Agent three Business Days’ prior telephonic notice (thereafter confirmed in writing) of each Borrowing of LIBO Loans and same day telephonic notice (thereafter confirmed in writing) of each Borrowing of Prime Rate Loans.

For LIBO Loans, such notice shall be in substantially the form attached hereto as Exhibit I, and for Prime Rate Loans such notice shall be included in a Borrowing Base Certificate. Any such notice, to be effective, must be received by the Administrative Agent not later than 1:00 p.m., Charlotte, North Carolina time, on the applicable date. Such notice shall be irrevocable and shall specify the amount of the proposed Borrowing (which with respect to LIBO Loans shall be not less than $1,000,000 and integral multiples of $500,000 ) and the date thereof (which shall be a Business Day) and shall contain disbursement instructions. Such notice shall specify whether the Borrowing then being requested is to be a Borrowing of Prime Rate Loans or LIBO Loans and, if LIBO Loans, the Interest Period with respect thereto. If no election of Interest Period is specified in any such notice for a Borrowing of LIBO Loans, such notice shall be deemed a request for an Interest Period of one month. If no election is made as to the Type of Revolving Loan, such notice shall be deemed a request for Borrowing of Prime Rate Loans. The Administrative Agent shall promptly notify each Lender of its proportionate share of such Borrowing, the date of such Borrowing, the Type of Borrowing being requested and the Interest Period or Interest Periods applicable thereto, as appropriate. On the borrowing date specified in such notice, each Lender shall make its share of the Borrowing available at the office of the Administrative Agent at 40 Broad Street, 10th Floor, Boston, Massachusetts 02109 no later than 2:00 p.m., Charlotte, North Carolina time, in immediately available funds. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Section 2.04 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Prime Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Loan included in such Borrowing. Upon receipt of the funds made available by the Lenders to fund any Borrowing hereunder, the Administrative Agent shall disburse such funds into the Disbursement Account or otherwise in the manner specified in the notice of borrowing delivered by the Borrower and shall use reasonable efforts to make the funds so received from the Lenders available to the Borrower no later than 4:00 p.m., Charlotte, North Carolina time.
     (c) The Administrative Agent, without the request of the Borrower, may advance any interest, fee, service charge, or other payment to which any Agent or their Affiliates or any Lender is entitled from the Borrower pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. The Administrative Agent shall advise the Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrower’s obligations under Section 2.19(a). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.04(c) shall bear interest at the interest rate then and thereafter applicable to Prime Rate Loans.
Section 2.05 Overadvances.
     Subject to Section 2.07, the Agents and the Lenders have no obligation to make any Loan if an Overadvance would result.
Section 2.06 Swingline Loans.
     (a) The Swingline Lender is authorized by the Lenders, but is not obligated, to make Swingline Loans at any time (subject to Section 2.06(b)) up to the amount of $3,000,000 upon a notice of Borrowing from Borrower received by the Administrative Agent and the Swingline Lender (which notice, at the Swingline Lender’s discretion, may be submitted prior to 1:00 p.m., Charlotte, North Carolina time, on the Business Day on which such Swingline Loan is requested). Swingline Loans shall be Prime Rate Loans and shall be subject to periodic settlement with the Lenders under Section 2.08.
     (b) Swingline Loans may be made only in the following circumstances: for administrative convenience, the Swingline Lender may, but is not obligated to, make Swingline Loans in reliance upon the Borrower’s actual or deemed representations under Section 4.02, that the applicable conditions for borrowing are satisfied. If the conditions for borrowing under Section 4.02 cannot be fulfilled, the Required Lenders may direct the Swingline Lender to, and the Swingline Lender thereupon shall, cease making Swingline Loans until such conditions can be satisfied or are waived in accordance with Section 9.02 hereof. Unless the Required Lenders so direct the Swingline Lender, the Swingline Lender may, but is not obligated to, continue to make Swingline Loans notwithstanding that the conditions for borrowing under Section 4.02 cannot be fulfilled. No Swingline Loans shall be made pursuant to this Section 2.06(b) if the limitation set forth in Section 2.01(a)(i) would be exceeded as a result thereof.
Section 2.07 Authorization to Debit; Overadvance.
     The Administrative Agent may debit the Disbursement Account, the Concentration Account or any other account subject to the Administrative Agent’s or the Collateral Agent’s control (as defined in the UCC) and/or make Loans to the Borrower (whether or not in excess of the lesser of the Total Commitments and the Borrowing Base) and apply such amounts to the payment of interest, fees, expenses and other Obligations and the Borrower hereby authorizes the Administrative Agent to do so without the consent of the Borrower. Notwithstanding anything to the contrary contained in this Agreement, in connection with the debit contemplated by this Section 2.07, the Administrative Agent may make or permit to remain outstanding Overadvances which shall (i) be part of the Obligations evidenced by the Note, (ii) bear interest as provided herein, (iii) be payable upon demand by the Administrative Agent and (iv) be secured by the Collateral and be entitled to all rights and security as provided under the Loan Documents.
Section 2.08 Settlements Amongst Lenders.

     (a) The Swingline Lender may (but shall not be obligated to), at any time, on behalf of the Borrower (which hereby authorizes the Swingline Lender to act on its behalf in that regard) request the Administrative Agent to cause the Lenders to make a Revolving Loan (which shall be a Prime Rate Loan) in an amount equal to such Lender’s Commitment Percentage of the outstanding amount of Swingline Loans made in accordance with Section 2.06, which request may be made regardless of whether the conditions set forth in Article IV have been satisfied. Upon such request, each Lender shall make available to the Administrative Agent the proceeds of such Revolving Loan for the account of the Swingline Lender. If the Swingline Lender requires a Revolving Loan to be made by the Lenders and the request therefore is received prior to 2:00 p.m., Charlotte, North Carolina time, on a Business Day, such transfers shall be made in immediately available funds no later than 4:00 p.m., Charlotte, North Carolina time, that day; and, if the request therefore is received after 2:00 p.m., Charlotte, North Carolina time, then no later than 4:00 p.m., Charlotte, North Carolina time, on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent or the Swingline Lender. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     (b) The amount of each Lender’s Commitment Percentage of outstanding Revolving Loans (excluding Swingline Loans) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Revolving Loans (excluding Swingline Loans) and repayments of Revolving Loans (excluding Swingline Loans) received by the Administrative Agent as of 3:00 p.m., Charlotte, North Carolina time, on the first Business Day following the end of the period specified by the Administrative Agent (such date, the “Settlement Date”).
     (c) The Administrative Agent shall deliver to each of the Lenders promptly after the Settlement Date a summary statement of the amount of outstanding Revolving Loans (excluding Swingline Loans) for the period and the amount of repayments received for the period. As reflected on the summary statement, each Lender shall transfer to the Administrative Agent (as provided below), or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Lender with respect to Revolving Loans (excluding Swingline Loans) shall be equal to such Lender’s applicable Commitment Percentage of Revolving Loans (excluding Swingline Loans) outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 12:00 Noon, Charlotte, North Carolina time, on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m., Charlotte, North Carolina time, that day; and, if received after 12:00 Noon, Charlotte, North Carolina time, then no later than 3:00 p.m., Charlotte, North Carolina time, on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 2.09 Notes.
     (a) The Revolving Loans made by each Lender shall be evidenced by a revolving note duly executed on behalf of the Borrower, dated the Closing Date, in substantially the form attached hereto as Exhibit B, payable to the order of each such Lender.
     (b) The Swingline Loans made by the Swingline Lender shall be evidenced by a swingline note duly executed on behalf of the Borrower, dated the Closing Date, in substantially the form attached hereto as Exhibit C payable to the order of the Swingline Lender.
     (c) Each Note shall bear interest from the date thereof on the outstanding principal balance thereof as set forth in this Article II. Each Lender is hereby authorized by the Borrower to endorse on a schedule attached to each Note delivered to such Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, each payment of interest on any such Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms of this Agreement and the applicable Notes.
     (d) Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.
Section 2.10 Interest on Loans.
     (a) Revolving Loans.
     (i) Subject to Section 2.11, each Prime Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365/366 days, as applicable) at a rate per annum that shall be equal to the then Prime Rate, plus the Applicable Margin for Prime Rate Loans.
     (ii) Subject to Section 2.11, each LIBO Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBO Rate for such Interest Period, plus the Applicable Margin for LIBO Loans.

     (iii) Accrued interest on all Revolving Loans shall be payable in arrears on each Interest Payment Date applicable thereto, at maturity (whether by acceleration or otherwise), after such maturity on demand and (with respect to LIBO Loans) upon any repayment or prepayment thereof (on the amount prepaid).
Section 2.11 Default Interest.
     (a) Effective upon the occurrence of an Event of Default and at all times thereafter while such Event of Default is continuing, at the option of the Administrative Agent or upon the direction of the Required Lenders, interest shall accrue on all outstanding Obligations (including Swingline Loans) (after as well as before judgment, as and to the extent permitted by law) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the rate (including the Applicable Margin for Revolving Loans) in effect from time to time plus 2.00% per annum, and such interest shall be payable on demand.
Section 2.12 Certain Fees.
     (a) Closing Fee. The Borrower shall pay to the Administrative Agent, for the account of the Lenders, a closing fee equal to 0.50% of the Total Commitments, which fee shall be due and payable on the Closing Date.
     (b) Administrative Agency Fee. The Borrower shall pay to the Administrative Agent, for its own account, an annual administrative fee in an amount equal to $50,000, due and payable in advance initially on the Closing Date and thereafter on each anniversary of the Closing Date until the Termination Date has occurred and all Obligations have been repaid in full.
     (c) Collateral Monitoring Fee. The Borrower shall pay to the Collateral Agent, for its own account, a collateral monitoring fee in an amount equal to $25,000, due and payable in advance initially on the date of the initial Credit Extension hereunder and thereafter on each anniversary of such date until the Termination Date has occurred and all Obligations have been repaid in full.
Section 2.13 Unused Fee.
     The Borrower shall pay to the Administrative Agent, for the account of the Lenders, an unused fee (the “Unused Fee”) equal to 0.50% per annum (on the basis of actual days elapsed in a year of 360 days) of the average daily amount of the Unused Commitment for each day commencing on and including the Closing Date and ending on but excluding the Termination Date. The Unused Fee so accrued in any calendar month shall be payable in arrears on the first Business Day of the immediately succeeding calendar month, except that all Unused Fees so accrued as of the Termination Date shall be payable on the Termination Date.

Section 2.14 Reserved.
Section 2.15 Nature of Fees.
     All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for the respective accounts of the Administrative Agent and the Lenders, as provided herein. All fees shall be fully earned on the date when due and shall not be refundable under any circumstances.
Section 2.16 Termination or Reduction of Commitments.
     Upon at least three (3) Business Days’ prior written notice to the Administrative Agent, the Borrower may, at any time, in whole permanently terminate, or from time to time in part permanently reduce (but in no event may the Commitments be reduced to below $20,000,000 without being in whole permanently terminated), the Commitments. Each such partial reduction shall be in the principal amount of $1,000,000 or any integral multiple of $500,000 in excess thereof. Each such reduction or termination shall (i) be applied ratably to the Commitments of each Lender and (ii) be irrevocable when given. At the effective time of each such reduction or termination, the Borrower shall pay to the Administrative Agent for application as provided herein (i) the Unused Fee accrued on the amount of the Commitments so terminated or reduced through the date thereof; and (ii) any amount by which the sum of the Revolving Loans on such date exceed the amount to which the Commitments are to be reduced effective on such date, in each case pro rata based on the amount prepaid.
Section 2.17 Alternate Rate of Interest.
     If prior to the commencement of any Interest Period for a LIBO Borrowing:
     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
     (b) the Administrative Agent is advised by the Required Lenders that, as a result of a Change in Law after the Closing Date, the making or maintaining of their Loans included in such Borrowing for such Interest Period has become unlawful or impracticable;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Borrowing shall be ineffective and (ii) if any Borrowing Request requests a LIBO Borrowing, such Borrowing shall be made as a Borrowing of Prime Rate Loans.

Section 2.18 Conversion and Continuation of Revolving Loans.
     The Borrower shall have the right at any time, on three Business Days’ prior irrevocable notice to the Administrative Agent (which notice, to be effective, must be received by the Administrative Agent not later than 11:00 a.m., Charlotte, North Carolina time, on the third Business Day preceding the date of any conversion), (x) to convert any outstanding Borrowings of Revolving Loans (but in no event Swingline Loans) of one Type (or a portion thereof) to a Borrowing of Revolving Loans of the other Type or (y) to continue an outstanding Borrowing of LIBO Loans for an additional Interest Period, subject to the following:
     (a) no Borrowing of Revolving Loans may be converted into, or continued as, LIBO Loans at any time when an Event of Default has occurred and is continuing;
     (b) if less than a full Borrowing of Revolving Loans is converted, such conversion shall be made pro rata among the Lenders based upon their Commitment Percentages in accordance with the respective principal amounts of the Revolving Loans comprising such Borrowing held by such Lenders immediately prior to such conversion;
     (c) the aggregate principal amount of Revolving Loans being converted into or continued as LIBO Loans shall be in an integral multiple of $100,000 and at least $500,000;
     (d) each Lender shall effect each conversion by applying the proceeds of its new LIBO Loan or Prime Rate Loan, as the case may be, to its Revolving Loan being so converted;
     (e) the Interest Period with respect to a Borrowing of LIBO Loans effected by a conversion or in respect to the Borrowing of LIBO Loans being continued as LIBO Loans shall commence on the date of conversion or the expiration of the current Interest Period applicable to such continuing Borrowing, as the case may be;
     (f) a Borrowing of LIBO Loans may be converted only on the last day of an Interest Period applicable thereto;
     (g) each request for a conversion or continuation of a Borrowing of LIBO Loans which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one month; and
     (h) no more than three (3) Borrowings of LIBO Loans may be outstanding at any time.
If the Borrower does not give notice to convert any Borrowing of LIBO Loans, or does not give notice to continue, or does not have the right to continue, any Borrowing as LIBO Loans, in each case as provided above, such Borrowing shall automatically be converted to a Borrowing of Prime Rate Loans at the expiration of the then-current Interest Period. The Administrative Agent shall, after it receives notice from the Borrower, promptly give each Lender notice of any conversion, in whole or part, of any Revolving Loan made by such Lender.
Section 2.19 Mandatory Prepayment; Cash Collateral.
     The outstanding Obligations shall be subject to mandatory prepayment as follows:
     (a) If at any time any Overadvance exists, as evidenced by a Borrowing Base Certificate or as otherwise determined by the Administrative Agent in its commercially reasonable judgment, then within one Business Day the Borrower will either (A) prepay the Revolving Loans in an amount necessary to eliminate such excess by reducing the Credit Extensions or (B) obtain a contribution of additional Eligible Receivables from the Parent in an amount necessary to eliminate such excess by increasing the Borrowing Base.
     (b) The Revolving Loans shall be repaid in accordance with the provisions of Section 2.23 hereof.
     (c) Subject to the provisions of Section 2.19(a) and (b), outstanding Prime Rate Loans shall be prepaid before outstanding LIBO Loans are prepaid. No prepayment of LIBO Loans shall be permitted pursuant to this Section 2.19 other than on the last day of an Interest Period applicable thereto, unless the Borrower simultaneously reimburses the Lenders for all Breakage Costs associated therewith. Except as provided in Section 2.16, no prepayment of the Revolving Loans shall permanently reduce the Commitments.
     (d) All amounts required to be applied to all Revolving Loans hereunder (other than Swingline Loans) shall be applied ratably in accordance with each Lender’s Commitment Percentage.
     (e) Upon the Termination Date, the Commitments and the credit facility provided hereunder shall be terminated in full and the Borrower shall pay, in full and in cash, all outstanding Loans and all other outstanding Obligations.
Section 2.20 Optional Prepayment of Loans; Reimbursement of Lenders.
     (a) The Borrower shall have the right at any time and from time to time to prepay outstanding Revolving Loans in whole or in part, (x) with respect to LIBO Loans, upon at least two (2) Business Days’ prior written, telex or facsimile notice to the Administrative Agent prior to 11:00 a.m., Charlotte, North Carolina time, and (y) with respect to Prime Rate Loans, on any Business Day if written, telex or facsimile notice is received by the Administrative Agent prior to 1:00 p.m., Charlotte, North Carolina time, subject to the following limitations:
     (i) Subject to Section 2.23, all prepayments shall be paid to the Administrative Agent for application, first, to the prepayment of outstanding Swingline Loans and second, to the prepayment of other outstanding Revolving Loans ratably in accordance with each Lender’s Commitment Percentage.

     (ii) Subject to the foregoing, outstanding Prime Rate Loans shall be prepaid before outstanding LIBO Loans are prepaid. No prepayment of LIBO Loans shall be permitted pursuant to this Section 2.20 other than on the last day of an Interest Period applicable thereto, unless the Borrower simultaneously reimburses the Lenders for all Breakage Costs associated therewith.
     (iii) Each notice of prepayment shall specify the prepayment date, the principal amount and Type of the Revolving Loans to be prepaid and, in the case of LIBO Loans, the Borrowing or Borrowings pursuant to which such Revolving Loans were made. Each notice of prepayment shall be irrevocable and shall commit the Borrower to prepay such Revolving Loan by the amount and on the date stated therein. The Administrative Agent shall, promptly after receiving notice from the Borrower hereunder, notify each Lender of the principal amount and Type of the Revolving Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.
     (b) The Borrower shall reimburse each Lender on demand for any loss (collectively, “Breakage Costs”) incurred or to be incurred by it in the reemployment of the funds released (i) resulting from any prepayment (for any reason whatsoever, including, without limitation, conversion to Prime Rate Loans or acceleration by virtue of, and after, the occurrence and continuance of an Event of Default) of any LIBO Loan required or permitted under this Agreement, if such LIBO Loan is prepaid other than on the last day of the Interest Period for such LIBO Loan or (ii) in the event that after the Borrower delivers a notice of borrowing under Section 2.03 in respect of LIBO Loans, such LIBO Loans are not made on the first day of the Interest Period specified in such notice of borrowing for any reason other than a breach by such Lender of its obligations hereunder or the delivery of any notice pursuant to Section 2.17. Any Lender demanding reimbursement for such loss shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined, which determination shall be final absent manifest error.
     (c) In the event the Borrower fails to prepay any Revolving Loan on the date specified in any prepayment notice delivered pursuant to Section 2.20(a), the Borrower on demand by any Lender shall pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any loss incurred by such Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment. Any Lender demanding such payment shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined which determination shall be final absent manifest error.
     (d) Whenever any partial prepayment of Revolving Loans is to be applied to LIBO Loans, such LIBO Loans shall be prepaid in the chronological order of their Interest Payment Dates.

Section 2.21 Maintenance of Loan Account; Statements of Account.
     (a) The Administrative Agent shall maintain an account on its books in the name of the Borrower (the “Loan Account”) which will reflect (i) all Swingline Loans, all Revolving Loans and other advances made by the Lenders to the Borrower or for the Borrower’s account, (ii) all fees and interest that have become payable as herein set forth, and (iii) any and all other Obligations that have become payable.
     (b) The Loan Account will be credited with all amounts received by the Administrative Agent from the Borrower or otherwise for the Borrower’s account, including all amounts received in the Concentration Account, and the amounts so credited shall be applied as set forth in Section 2.23. After the end of each month, the Administrative Agent shall send to the Borrower a statement accounting for the charges, loans, advances and other transactions occurring among and between the Administrative Agent, the Lenders and the Borrower during that month. The monthly statements shall, absent manifest error, be final, conclusive and binding on the Borrower.
Section 2.22 Cash Receipts.
     (a) On or prior to the initial Purchase Date, the Borrower shall (i) establish the Concentration Account, as set forth in the Control Agreement, with Bank of America (the “Depository Bank”), (ii) enter into a deposit account control agreement, substantially in the form of Exhibit F attached hereto (the “Control Agreement”), with the Depository Bank and the Administrative Agent with respect to the Concentration Account, and (iii) enter into a cash management and intercreditor agreement, substantially in the form of Exhibit G attached hereto (the “Intercreditor Agreement”), with the Collateral Agent, the Administrative Agent, the administrative agent under the ACG Senior Facility, ACG and the collateral agent under the Intercreditor Agreement, with respect to the Concentration Account. The Concentration Account shall be under the “control” (as defined in the UCC) of the Collateral Agent for the benefit of the Lenders and the other parties as set forth in the Control Agreement. The Borrower acknowledges and agrees that (i) neither the Borrower nor the Servicer has any right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall continue to be collateral security for all of the Obligations and (iii) the funds on deposit in the Concentration Account shall be applied as provided in Section 2.23. The Borrower has caused and shall cause the Servicer to instruct all Obligors of Transferred Receivables to deposit all Collections with respect to the Transferred Receivables to the Concentration Account. The Borrower has not established and shall not establish any additional accounts, other than the Concentration Account, the Disbursement Account and the Cash Collateral Account, or change the location of the Concentration Account without the prior written consent of the Administrative Agent in each instance.
     (b) The Borrower shall deliver or shall cause to be delivered to the Administrative Agent accurate reports of all amounts deposited in the Concentration Account to ensure the proper transfer of funds as set forth in the Servicing Agreement. If any cash or cash equivalents owned by the Borrower are deposited to any account, or held or invested in any manner, other than in the Concentration Account, the Administrative Agent shall require the Borrower to have all funds therein transferred to the Concentration Account and all future deposits made to the Concentration Account.
     (c) The Borrower may maintain one disbursement account (the “Disbursement Account”) with Bank of America to be used by the Borrower for disbursements and payments in the ordinary course of business and permitted by the terms of this Agreement, so long as such Disbursement Account constitutes Collateral and is subject to the Lien of the Collateral Agent for the benefit of itself and the Secured Parties. The Borrower has no Disbursement Account as of the Closing Date other than as set forth on Schedule 2.22(c).
     (d) For the avoidance of doubt, the Cash Collateral Account shall not be involved with the foregoing process for handling cash receipts.
Section 2.23 Application of Payments.
     (a) So long as no Event of Default shall have occurred and be continuing, all amounts received in the Concentration Account from any source, including the Depository Bank, and all prepayments made by the Borrower, shall be applied in the following order:
     (i) To reimburse ACG or the ACG Agent (as so directed in accordance with the terms of the Intercreditor Agreement) for any ACG Remittances received in the Concentration Account, and then
     (ii) On each Payment Date, to pay Servicing Fee then due and payable, and then
     (iii) To pay fees and expense reimbursements then due and payable to the Administrative Agent, the Collateral Agent and the Lenders, and then
     (iv) To pay interest due and payable on Credit Extensions, and then
     (v) At the option of the Administrative Agent, to repay outstanding Swingline Loans, and then
     (vi) To repay other outstanding Revolving Loans that are Prime Rate Loans, and then
     (vii) To repay outstanding Revolving Loans that are LIBO Loans and all Breakage Costs due in respect of such repayment pursuant to Section 2.20(b), and then
     (viii) To pay all other Obligations that are then outstanding and due and payable, and then
     (ix) to the Disbursement Account, such other amounts available hereunder.

(b) (i) To the extent, on the Business Day preceding any Payment Date (after taking into account any disbursement of funds pursuant to Section 2.23 on such Business Day), there are not sufficient funds in the Concentration Account to pay any Servicing Fee then due and payable, the Borrower shall deposit funds held in the Disbursement Account into the Concentration Account no later than 4:00 p.m. on the Business Day preceding such Payment Date in an amount sufficient to pay Servicing Fee on such Payment Date.
     (ii) No later than the second (2nd) Business Day following notification by the Servicer, pursuant to Section 2.2(e) of the Servicing Agreement, that any amounts received in the Concentration Account did not relate to the Transferred Receivables, the Borrower, from the Disbursement Account, shall distribute (or shall cause the Collateral Agent to distribute) to the Servicer any such amounts that were deposited into the Concentration Account that did not relate to the Transferred Receivables. To the extent sufficient funds are not available in the Disbursement Account, the Borrower shall request a Borrowing in an amount sufficient to pay its obligations pursuant to this Section 2.23(b)(ii).
     (c) Any other amounts received by the Administrative Agent, the Collateral Agent, or any Lender as contemplated by Section 2.16, Section 2.19, Section 2.20, or Section 2.22 shall also be applied in the order set forth above in this Section 2.23.
     (d) After the occurrence and during the continuance of any Event of Default, the Administrative Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, in the following order:
     (i) To reimburse ACG or the ACG Agent (as directed in accordance with the terms of the Intercreditor Agreement) for any ACG Remittances received in the Concentration Account, and then
     (ii) (A) On each Payment Date, if the Servicer is ACG and a Servicer Default has not occurred, to ACG, the Servicing Fee then due and payable or (B) if the Servicer is not ACG, the Servicing Fee then due and payable, and then
     (iii) To pay fees and expense reimbursements then due and payable to the Agents until paid in full, and then
     (iv) To pay fees and expense reimbursements then due and payable to the Lenders until paid in full, and then
     (v) To pay interest accrued in respect of the Swingline Loans until paid in full, and then
     (vi) Ratably to pay interest accrued in respect of the Revolving Loans until paid in full, and then

     (vii) Ratably to pay principal due in respect of the Swingline Loans until paid in full, and then
     (viii) Ratably to pay principal due in respect of the Revolving Loans until paid in full, and then
     (ix) Ratably to pay any other Obligations then owing to the Swingline Lender, and then
     (x) Ratably to pay any other Obligations then owing to the Lenders, and then
     (xi) On each Payment Date, if the Servicer is ACG and a Servicer Default has occurred and is continuing, to ACG, the Servicing Fee then due and payable, and then
     (xii) To the ratable payment of all other Obligations then due and payable, and then
     (xiii) To the Borrower or such other Person entitled thereto under Applicable Law.
     For purposes of the foregoing (other than Section 2.23(d)(xi), “paid in full” means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any insolvency or other similar proceedings under the Bankruptcy Code or otherwise), default interest, interest on interest, and expense reimbursements, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any insolvency or other similar proceedings under the Bankruptcy Code or otherwise; provided, however, that for the purposes of Section 2.23(d)(xi), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any insolvency or other similar proceedings under the Bankruptcy Code or otherwise.
     (e) In the event of a direct conflict between the priority provisions of this Section 2.23 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.23 shall control and govern.
     (f) All credits against the Obligations shall be conditioned upon final payment to the Administrative Agent of the items giving rise to such credits and shall be subject to one Business Day’s clearance and collection. If any item deposited to the Concentration Account and credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent shall have the right to reverse such credit and charge the amount of such item to the Loan Account and the Borrower shall indemnify the Administrative Agent, the Collateral Agent and the Lenders against all claims and losses resulting from such dishonor or return.
Section 2.24 Increased Costs.
     (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any holding company of any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or
     (ii) impose on any Lender or the London interbank market any other condition (not including, for the avoidance of doubt, any condition with respect to Taxes, which shall only give rise to additional payments to the extent provided by Section 2.27) affecting this Agreement or LIBO Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
     (b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
     (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

Section 2.25 Change in Legality.
     (a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (x) any Change in Law shall make it unlawful for a Lender to make or maintain a LIBO Loan or to give effect to its obligations as contemplated hereby with respect to a LIBO Loan or (y) at any time any Lender reasonably determines that the making or continuance of any of its LIBO Loans has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market or the position of such Lender in the London interbank market, then, by written notice to the Borrower, such Lender may (i) declare that LIBO Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for a LIBO Borrowing shall, as to such Lender only, be deemed a request for a Prime Rate Loan unless such declaration shall be subsequently withdrawn; and (ii) require that all outstanding LIBO Loans made by it be converted to Prime Rate Loans, in which event all such LIBO Loans shall be automatically converted to Prime Rate Loans as of the effective date of such notice as provided in paragraph (b) below. In the event any Lender shall exercise its rights under clause (i) or (ii) of this paragraph (a), all payments and prepayments of principal which would otherwise have been applied to repay the LIBO Loans that would have been made by such Lender or the converted LIBO Loans of such Lender shall instead be applied to repay the Prime Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBO Loans.
     (b) For purposes of this Section 2.25, a notice to the Borrower by any Lender pursuant to paragraph (a) above shall be effective, if any LIBO Loans shall then be outstanding, on the last day of the then-current Interest Period; and otherwise such notice shall be effective on the date of receipt by the Borrower.
Section 2.26 Payments; Sharing of Setoff.
     (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or of amounts payable under Section 2.20(b), Section 2.24, Section 2.27, or otherwise) prior to 11:00 a.m., Charlotte, North Carolina time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Except as otherwise provided herein, if any day on which payment is due is not a Business Day, then the payment shall be due on the next day following which is a Business Day and such extension of time shall be included in computing interest and fees in connection with such payment. All such payments shall be made to the Administrative Agent at its offices at 40 Broad Street, 10th Floor, Boston, Massachusetts 02109 (or as the Administrative Agent may otherwise direct in writing), except payments to be made directly to the Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.20(b), Section 2.24, Section 2.27, and Section 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business

Day, except with respect to LIBO Borrowings, the date for payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment. All payments under each Loan Document shall be made in dollars.
     (b) All funds received by and available to the Administrative Agent to pay principal, interest and fees then due hereunder, shall be applied in accordance with the provisions of Section 2.23(d) hereof ratably among the parties entitled thereto in accordance with the amounts of principal, interest, and fees then due to such respective parties.
     (c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in Swingline Loans resulting in such Lender’s receiving payment of a greater proportion of the aggregate amount of its Loans and participations in Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in Swingline Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
     (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.27 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.27) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (except to the extent such penalties, interest and expenses directly resulted from the gross negligence or willful misconduct of such Person), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability (including a schedule setting forth in reasonable detail the amount of Indemnified Taxes or Other Taxes) delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the

Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent (including Internal Revenue Service Form W-9) as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter when any previously delivered documentation becomes obsolete or invalid or upon the request of the Borrower or the Administrative Agent, but, in either case, only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
     (f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.27, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority but excluding any such penalties, interest or other charges to the extent resulting from the gross negligence or willful misconduct of the Administrative Agent or such Lender, as applicable) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or such Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
Section 2.28 Security Interests in Collateral.
     To secure its Obligations, the Borrower shall, and hereby does, grant to the Collateral Agent, for its benefit and the benefit of the Secured Parties, a first-priority security interest in all of the Collateral pursuant hereto and to the Security Documents.
Section 2.29 Mitigation Obligations; Replacement of Lenders.
     (a) If any Lender requests compensation under Section 2.24, if, pursuant to Section 2.25, the Borrower is unable to obtain additional LIBO Loans from a Lender or is required to convert outstanding LIBO Loans from that Lender to Prime Rate Loans or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.27, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.24 or 2.27 or would enable such Lender to make or maintain LIBO Loans, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrower shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Closing Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.
     (b) If any Lender requests compensation under Section 2.24, if, pursuant to Section 2.25, the Borrower is unable to obtain additional LIBO Loans from a Lender or is required to convert outstanding LIBO Loans from that Lender to Prime Rate Loans or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.27, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may replace such Lender in accordance with Section 9.18.
ARTICLE III
Representations and Warranties
     The Borrower represents and warrants to the Agents and the Lenders that:

Section 3.01 Existence, Qualification and Power; Compliance with Laws.
     The Borrower (i) is duly organized and is validly existing as a limited liability company under the laws of the State of Delaware, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (iii) is duly qualified and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license.
Section 3.02 Authorization; No Contravention.
     The execution, delivery and performance by the Borrower of each Loan Document to which it is party, have been duly authorized by all necessary limited liability company action, and do not and shall not (i) contravene the terms of any of the Borrower’s Organizational Documents; (ii) conflict with or result in any breach or contravention of (A) any Contractual Obligation to which the Borrower is a party or affecting the Borrower or the Property of the Borrower or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (iii) violate any Applicable Law (including, without limitation, Regulation U or Regulation X).
Section 3.03 Governmental Authorization; Other Consents.
     No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of any Loan Document, except for (i) consents, authorizations, notices and filings, all of which have been obtained or made and (ii) filings to perfect the Liens created by the Loan Documents.
Section 3.04 Binding Effect.
     Each Loan Document to which the Borrower is a party has been duly executed and delivered by the Borrower. Each Loan Document to which the Borrower is a party constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms except as enforceability may be limited by the Bankruptcy Code and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
Section 3.05 Financial Condition.
     The Lenders have previously received the Consolidated balance sheet, and statements of income, stockholders’ equity, and cash flows for Holdings and its Subsidiaries as of and for Fiscal Year ending March 31, 2006 and as of and for the Fiscal Quarter ending June 30, 2006 certified by Holdings’ Chief Financial Officer. Such financial statements present fairly, in all material respects the consolidated financial position, results of the operations and cash flows for Holdings and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject in the case of the financial statements as of and for the Fiscal Quarter ending June 30, 2006, to year end audit adjustments and the absence of footnotes. Since March 31, 2006 there have been no changes in the assets, business, financial condition, income or prospects of Holdings, ACG or the Borrower, which could reasonably be expected to have had a Material Adverse Effect.
Section 3.06 Properties.
     (a) The Borrower has good title to, or valid leasehold interests in, all its personal property. The Borrower owns no real property.
     (b) The Borrower does not use, any trademarks, trade names, copyrights, patents or other intellectual property in its business.
     (c) All of the Borrower’s books and records are maintained at the offices of the Servicer located at 100 Winners Circle Brentwood, Tennessee 37027.
Section 3.07 Litigation.
     There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or against any of its properties or revenues that (a) purport to affect or pertain to any of the Loan Documents, or any of the transactions contemplated thereby or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
Section 3.08 Investment Company Status.
     The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
Section 3.09 Compliance with Laws.
     The Borrower is in compliance in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its Properties, except in such instances in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 3.10 Taxes.
     The Borrower has timely filed or caused to be filed all federal and state Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) where the validity or amount thereof is being contested or is otherwise the subject of negotiations with respect to liability or payment in good faith by appropriate proceedings and such contest or other action effectively suspends collections and enforcement of any Lien (except that a Lien with respect to Taxes in an amount no greater than $10,000 for which a Reserve has been established may exist without having been suspended as to collection or enforcement), or (b) Taxes which are due but not yet delinquent. The Borrower does not intend to treat any of the transactions contemplated by the Loan Documents as being a “reportable transaction” within the meaning of 26 CFR 1.6011-4.
Section 3.11 ERISA.
     No ERISA Event has occurred. There are no Plans.
Section 3.12 Disclosure.
     The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information (a) prepared by or at the request of the Borrower or (b) to the Borrower’s knowledge, otherwise furnished by or on behalf of the Borrower to the Lenders in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document pursuant to a provision of any Loan Document or pursuant to a specific request from the Administrative Agent or any Lender in accordance with the Loan Documents (in each case, as modified or supplemented by other information so furnished), when taken as a whole, contains any misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that (i) with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and (ii) with respect to reports, financial statements, certificates and other information that were not prepared at the request of the Borrower, the Borrower represents only that it is not aware that such materials contain any material misstatements of fact or material omissions.
Section 3.13 Capitalization; Joint Ventures, Subsidiaries.
     Schedule 3.13 sets forth the capitalization of the Borrower as of the Closing Date. There is no other Capital Stock of any class outstanding as of the Closing Date. The Borrower is not party to any joint venture, general or limited partnership, or limited liability company, agreements or any other business ventures or entities. The Borrower has no Subsidiaries.
Section 3.14 Insurance.
     Schedule 3.14 sets forth, as of the Closing Date, a description of all insurance maintained by or on behalf of the Borrower. Each of such policies is in full force and effect and all premiums in respect of such insurance that are due and payable have been paid.

Section 3.15 Labor Matters.
     The Borrower has no employees.
Section 3.16 Security Documents.
     The Security Documents create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable and fully perfected first priority Lien on, and security interest in, all right, title and interest of the Borrower in the Collateral, in each case prior and superior in right to any other Person (other than Permitted Encumbrances having priority under Applicable Law).
Section 3.17 Federal Reserve Regulations.
     (a) The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
     (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the FRB, including Regulation T, U, or X.
Section 3.18 Solvency.
     The Borrower is Solvent. The Borrower shall not take any actions which would result in the Borrower failing to maintain adequate capital for its normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.
Section 3.19 Chief Executive Office; Books & Records; Legal Name; State of Formation.
     As of the Closing Date, the Borrower’s chief executive office and principal place of business are located at 100 Winners Circle Brentwood, Tennessee 37027. As of the Closing Date, the Borrower’s exact legal name and its state of organization are as shown on Schedule 3.19 hereto.
ARTICLE IV
Conditions
Section 4.01 Closing Date.
     The obligation of the Lenders and the Agents to enter into the Loan Documents to which they are a party is subject to the following conditions precedent:

     (a) Execution of Documents. The Agents (or their counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and all other Loan Documents (other than the Control Agreement or Intercreditor Agreement) (including, without limitation, the Security Documents) signed on behalf of such party or (ii) written evidence satisfactory to the Agents (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and all other Loan Documents (other than the Control Agreement or Intercreditor Agreement).
     (b) Legal Opinion. The Agents shall have received a favorable written opinion (addressed to each Agent and the Lenders and dated the Closing Date) of counsel for the Borrower in form and substance satisfactory to the Agents, and covering such matters relating to the Borrower, the Loan Documents, and the transactions contemplated thereby as the Agents shall reasonably request, including, without limitation, valid corporate existence and authority, legality, validity and binding effect of all Loan Documents (other than the Control Agreement or the Intercreditor Agreement), perfection of security interests, the absence of any violation of law or regulation or conflict with any existing contracts, including the Second Lien Indenture and the ACG Senior Facility and a non-consolidation opinion. The Borrower hereby requests such counsel to deliver such opinion.
     (c) Corporate Matters. The Agents shall have received such documents and certificates as the Agents or their counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Borrower, the Loan Documents or the transactions contemplated thereby, all in form and substance reasonably satisfactory to the Agents and their counsel.
     (d) Cash Balance. After giving effect to the fees and expenses incurred in connection with the closing of the transactions contemplated by this Agreement, the Borrower shall have a cash balance in the Cash Collateral Account of at least $200,000.
     (e) Officer’s Certificate. The Agents shall have received certificates from a Financial Officer of the Borrower and of the Servicer, substantially in the form of Exhibits H-1 and H-2 hereto, respectively, certifying that, as of the Closing Date, (i) the Borrower and the Servicer are Solvent, (ii) the Servicer is in compliance with the financial covenant set forth in Section 5.3 of the Servicing Agreement, (iii) the Borrower is in compliance with Section 6.11, (iv) all representations and warranties contained in this Agreement and the other Loan Documents are true and correct (except to the extent that the Seller qualified any of the Transferred Receivable Representations and Warranties with respect to any Transferred Receivable so long as any such qualified Transferred Receivable has not been deemed to be eligible for inclusion in the calculation of the Borrowing Base at any time), and (v) no Default, Event of Default or Servicer Default exists.
     (f) Reserved.

     (g) Financial Statements. The Agents shall be reasonably satisfied that any financial statements delivered to them fairly present the business and financial condition of Holdings and its Subsidiaries, and that there has been no material adverse change in the assets, business, financial condition, income or prospects of Holdings and its Subsidiaries since the date of the most recent financial information delivered to the Agents.
     (h) Solvency. The Agents, based upon delivery of a solvency certificate for the Borrower, shall be satisfied that the Borrower is Solvent on the Closing Date and shall be Solvent after giving effect to the transaction contemplated by this Agreement.
     (i) Material Adverse Change. There shall not have occurred any material adverse change in the business, properties, prospects, operations or condition (financial or otherwise) of the Borrower or the Servicer. The Agents shall not have become aware of any information which in the Agents’ reasonable judgment is inconsistent in a material and adverse manner with any information disclosed to the Agents prior to the date hereof with respect to the Borrower or the Servicer or the transactions contemplated in connection with this Agreement.
     (j) No Proceedings. There shall be no material pending or threatened litigation, proceeding, bankruptcy or insolvency, injunction, order or claim with respect to the Borrower.
     (k) No Investigation. Neither the Borrower nor any of its principal or key management personnel shall have been or shall be under indictment or active investigation by the U.S. Attorney for a felony crime or any other crime punishable by imprisonment.
     (l) Material Adverse Effect. There shall not have occurred any default under any material contract or agreement of the Borrower which could reasonably be expected to result in a Material Adverse Effect.
     (m) Payment of Obligations. All material accounts payable and all Taxes of the Borrower shall have been paid current.
     (n) Lien Search Results. The Collateral Agent shall have received results of searches or other evidence reasonably satisfactory to the Collateral Agent (in each case dated as of a recent date reasonably satisfactory to the Collateral Agent) indicating the absence of Liens (including tax or judgment liens) on the assets of the Borrower, except for Permitted Encumbrances.
     (o) Filing Documents. The Collateral Agent shall have received all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Collateral Agent.

     (p) Insurance. The Collateral Agent shall have received, and be reasonably satisfied with, evidence of the Borrower’s insurance, together with such endorsements as are required by the Loan Documents.
     (q) Payment of Fees and Expenses. All fees due at or immediately after the Closing Date and all costs and expenses incurred by the Agents in connection with the establishment of the credit facility contemplated hereby (including the reasonable fees and expenses of counsel to the Agents) shall have been paid in full and in accordance with a Closing Date funds flow memorandum reasonably satisfactory to the Agents.
     (r) No Conflict. The consummation of the transactions contemplated hereby and the performance of the parties hereto shall not (i) violate any Applicable Law or (ii) conflict with, or result in a default or event of default under, any material agreement of the Borrower. No event shall exist which is, or solely with the passage of time, the giving of notice or both, would be a default under any material agreement of the Borrower.
     (s) No Change in Laws. No material changes in governmental regulations or policies affecting the Borrower, the Agents, or any Lender involved in this transaction shall have occurred prior to the Closing Date the effect of which would prohibit the Lenders from making Loans to the Borrower.
     (t) Due Diligence. The Agents shall have satisfactorily completed, in all respects, their business, legal, financial and environmental due diligence including, without limitation, the Agents’ receipt and satisfactory review of the results of a collateral examination and final credit approval.
     (u) Corporate and Capital Structure. The Agents shall be satisfied with the corporate and capital structure and management of the Borrower, and with all legal, tax, accounting, business and other matters relating to the Borrower.
     (v) Contribution Agreement. The Agents shall have received a certified copy of the Contribution Agreement and all schedules thereto, and any other material agreements entered into in connection therewith, and each such agreement shall be satisfactory to the Agents.
     (w) Servicing Agreement. The Agents shall have received a certified copy of the Servicing Agreement and all schedules thereto, and any other material agreements entered into in connection therewith, and each such agreement shall be satisfactory to the Agents.
     (x) Consents and Approvals. The Agents shall have received a certified copy of all consents and approvals of the board of directors, shareholders, governmental entities and other applicable third parties necessary in connection with this transaction, including the approval by the board of directors of ACG of the third party fairness opinion referred to in Section 3.3 of the Senior Amendment.

     (y) Amendment to ACG Senior Facility. The Agents shall have received satisfactory evidence of the effectiveness of the Senior Amendment which shall be in form and substance satisfactory to the Agents.
     (z) Other Documentation. There shall have been delivered to the Agents such additional instruments and documents as the Agents or counsel to the Agents reasonably may require or request.
Section 4.02 Conditions Precedent to Initial Loan.
     The obligation of the Lenders to make the initial Credit Extension is subject to the following additional conditions precedent:
     (a) Control Agreement; Control. On or prior to October 30, 2006 (and, in any event, prior to the initial Purchase Date), the Agents (or their counsel) shall have received from each party hereto either (i) a counterpart of the Control Agreement and Intercreditor Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Agents (which may include telecopy transmission of a signed signature page of such Control Agreement and Intercreditor Agreement) that such party has signed a counterpart of such Loan Documents.
     (b) Loan Documents. Each Loan Document shall be in full force and effect.
     (c) Legal Opinion. The Agents shall have received a favorable written opinion (addressed to each Agent and the Lenders and dated the initial Purchase Date) of counsel for the Borrower, substantially in the form of Exhibit J attached hereto, covering such matters relating to the Borrower, the Loan Documents, and the transactions contemplated thereby as the Agents shall reasonably request, including, without limitation, valid corporate existence and authority and legality, validity and binding effect of all Loan Documents (including the Control Agreement or the Intercreditor Agreement) and a true sale opinion, substantially in the form of Exhibit K attached hereto. The Borrower hereby requests such counsel to deliver such opinions.
     (d) Third Party Fairness Opinion. If requested by the Administrative Agent in its sole discretion, the Agents shall have received an opinion addressed to the Agents, the Lenders and the agents and lenders under the ACG Senior Facility, prepared by a third party acceptable to the Agents and in form and substance satisfactory to the Agents as to the fair market value of the accounts receivable purchased by the Borrower from the Seller on the initial Purchase Date.
     (e) Take Down Borrowing Base Certificate; Establishing Operating Procedures. The Administrative Agent shall have received at least five Business Days’ prior written notice of the initial Credit Extension hereunder during which time (i) the Administrative Agent and the Borrower shall work together to prepare a take down Borrowing Base Certificate in form and substance satisfactory to the Administrative Agent in its commercially reasonable judgment and (ii) the Borrower and the Administrative Agent’s personnel shall work together to establish operating procedures satisfactory to the Administrative Agent.

     (f) Cash Management. The Borrower shall have established a cash management system in form and substance satisfactory to the Agents in the exercise of their reasonable commercial judgment.
     (g) Borrowing Base Certificate. The Administrative Agent shall have received by no later than 1:00 p.m., Charlotte, North Carolina time, a Borrowing Base Certificate dated the date of the initial Credit Extension reflecting the Borrowing Base determined by including Accounts to be purchased on such date and reflecting the outstanding principal amount of all Loans to be made on such date.
     (h) Intercreditor Arrangement. On or prior to October 30, 2006 (and, in any event, prior to the initial Purchase Date), ACG shall (i) enter into a deposit account control agreement, substantially in the form of Exhibit L attached hereto (such agreement, an “ACG Control Agreement”), with the Depository Bank and the Administrative Agent (as defined in the ACG Senior Facility) with respect to the cash management structure of ACG in place as of the Closing Date, and (ii) enter into a cash management and intercreditor agreement, substantially in the form of Exhibit M attached hereto (each such agreement, an “ACG Intercreditor Agreement”), with respect to such cash management structure.
     (i) Endorsements. On or prior to October 30, 2006 (and, in any event, prior to the initial Purchase Date), the Administrative Agent shall have received the Borrower evidence that endorsements have been obtained showing that the Administrative Agent has been named as loss payee and/or additional insured (as applicable), in accordance with the requirements of Section 5.08.
Section 4.03 Conditions Precedent to Each Loan.
     The obligation of the Lenders to make each Credit Extension is subject to the following additional conditions precedent:
     (a) Notice. The Administrative Agent shall have received a notice with respect to such Borrowing as required by Article II.
     (b) Officer’s Certificate. The Agents shall have received certificates from a Financial Officer of the Borrower and of the Servicer, substantially in the form of Exhibits H-1 and H-2, hereto, respectively, certifying that, as of such Purchase Date, (i) the Borrower and the Servicer are Solvent, (ii) the Servicer is in compliance with the financial covenant set forth in Section 5.3 of the Servicing Agreement, (iii) the Borrower is in compliance with Section 6.11, (iv) all representations and warranties contained in this Agreement and the other Loan Documents are true and correct (except to the extent that the Seller qualified any of the Transferred Receivable Representations and Warranties with respect to any Transferred Receivable so long as any such qualified Transferred Receivable has not been deemed to be eligible for inclusion in the calculation of the Borrowing Base at any time), and (v) no Default, Event of Default or Servicer Default exists.

     (c) Borrowing Base Certificate. The Administrative Agent shall have received by no later than 1:00 p.m., Charlotte, North Carolina time, a Borrowing Base Certificate dated the date of the making of such Revolving Loan, reflecting the Borrowing Base and the outstanding principal amount of all Loans as of the close of business on the immediately preceding Business Day.
     (d) Payment Instructions to Account Debtors. The Agents shall have received evidence satisfactory to them in their reasonable commercial judgment that the Borrower or Servicer has instructed the account debtors on each Eligible Receivable to direct all payments thereon to the Concentration Account held by the Depository Bank under the control of the Collateral Agent for the benefit of the Lenders.
     (e) Material Adverse Change. There shall not have occurred any material adverse change in the business, properties, prospects, operations or condition (financial or otherwise) of the Borrower or the Servicer. The Agents shall not have become aware of any information which in the Agents’ reasonable judgment is inconsistent in a material and adverse manner with any information disclosed to the Agents prior to the date hereof with respect to the Borrower or the Servicer or the transactions contemplated in connection with this Agreement.
     (f) No Proceedings. There shall be no material pending or threatened litigation, proceeding, bankruptcy or insolvency, injunction, order or claim with respect to the Borrower.
     (g) No Investigation. Neither the Borrower nor any of its principal or key management personnel shall have been or shall be under indictment or active investigation by the U.S. Attorney for a felony crime or any other crime punishable by imprisonment.
     (h) Material Adverse Effect. There shall not have occurred any default under any material contract or agreement of the Borrower or the Servicer which could reasonably be expected to result in a Material Adverse Effect.
     (i) Other Documentation. There shall have been delivered to the Agents such additional instruments and documents as the Agents or counsel to the Agents reasonably may require or request.
     The request by the Borrower for, and the acceptance by the Borrower of, each extension of credit hereunder shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Sections 4.01, 4.02 and 4.03 have been satisfied at that time and that after giving effect to such extension of credit the Borrower shall continue to be in compliance with the Borrowing Base. The conditions set forth in this Article IV are for the sole benefit of the Administrative Agent and each Lender and may be waived by the Administrative Agent, in whole or in part, without prejudice to the Administrative Agent, the Collateral Agent or any Lender.

ARTICLE V
Affirmative Covenants
     Until (i) the Commitments have expired or been terminated, and (ii) the principal of and interest on each Loan and all fees payable hereunder shall have been irrevocably been paid in full, the Borrower covenants and agrees with the Agents and the Lenders that:
Section 5.01 Financial Statements and Other Information.
     The Borrower will furnish to the Agents and each Lender, in form and substance satisfactory to the Administrative Agent and the Required Lenders:
     (a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Holdings, (i) a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and an opinion of independent certified public accountants of recognized national standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or contain any qualification arising out of the scope of the audit or contain explanatory language that questions the ability of Holdings and its Subsidiaries to continue as a going concern and (ii) a consolidating income statement of Holdings and its Subsidiaries as at the end of such fiscal year, setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by the chief executive officer or the chief financial officer of ACG as fairly presenting the financial condition of Holdings and its Subsidiaries in accordance with GAAP;
     (b) as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of each fiscal year of Holdings, a consolidated and consolidating balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations and a consolidated statement of cash flows for such fiscal quarter and for the portion of the fiscal year of Holdings and its Subsidiaries then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (other than balance sheet information), all in reasonable detail, such statements to be certified by the chief executive officer or the chief financial officer of ACG as fairly presenting the financial condition, results of operations and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by the chief executive officer or the chief financial officer of ACG to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Holdings and its Subsidiaries;

     (c) as soon as available, but in any event within thirty (30) days after the end of each calendar month (or forty-five (45) days in the case of any month that is also the last month of a fiscal quarter or fiscal year), a consolidated and consolidating balance sheet of Holdings and its Subsidiaries as at the end of such fiscal month, and the related consolidated and consolidating statements of income or operations and a consolidated statement of cash flows for such fiscal month and for the portion of the fiscal year of Holdings and its Subsidiaries then ended, setting forth in each case in comparative form the figures for the corresponding calendar month of the previous fiscal year and the corresponding portion of the previous fiscal year (other than balance sheet information), all in reasonable detail, such statements to be certified by the chief executive officer or the chief financial officer of ACG as fairly presenting the financial condition, results of operations and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by the chief executive officer or the chief financial officer of ACG to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Holdings and its Subsidiaries;
     (d) as soon as available, but in any event within thirty (30) days after the end of each calendar month (or forty five (45) days in the case of any month that is also the last month of a fiscal quarter or fiscal year), a balance sheet of the Borrower as at the end of such fiscal month, and the related statement of income or operations and a statement of cash flows for such fiscal month and for the portion of the fiscal year of the Borrower then ended, all in reasonable detail, such statements to be certified by a Financial Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower in accordance with GAAP, except as permitted by Schedule 5.01;
     (e) (i) concurrently with any delivery of financial statements under clause (a), (b) or (c) above a certificate of the chief executive officer or chief financial officer of ACG in the form of Exhibit D-1 (A) certifying as to whether a Servicer Default (so long as ACG is the Servicer), a Default or an Event of Default has occurred and, if a Servicer Default (so long as ACG is the Servicer), a Default or an Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (B) stating whether any material change in GAAP relevant to such financial statements or in the application thereof has occurred since the date of Holding’s audited financial statements referred to in Section 3.05 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and (ii) concurrently with any delivery of financial statements under clause (d) above a certificate of a Financial Officer of the Borrower in the form of Exhibit D-2 certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto.
     Any consolidating balance sheet or consolidating statement of income furnished under this Section 5.01 shall show unconsolidated information for Holdings on the one hand and ACG and its consolidated subsidiaries on the other hand and need not show separately consolidating information for ACG and any of its consolidated subsidiaries. Such unconsolidated financial information for ACG and its consolidated subsidiaries shall also include the information included on Schedule 5.01.

Section 5.02 Certificates; Other Information.
     The Borrower will furnish to the Agents and each Lender, in form and substance satisfactory to the Administrative Agent and the Required Lenders:
     (a) promptly, and in any event no later than the twentieth day of each calendar month, a reconciliation of the Borrowing Base as of the end of the prior month to the accounts receivable agings and general ledger of the Borrower;
     (b) Not later than 1:00 p.m. Charlotte, North Carolina time on the second Business Day of each week (or more frequently if requested in the Administrative Agent’s commercially reasonable judgment), a certificate in the form of Exhibit E (a “Borrowing Base Certificate”) showing the Borrowing Base and the outstanding principal amount of all Loans as of the close of business on Friday of the immediately preceding week, each Borrowing Base Certificate to be certified as complete and correct on behalf of the Borrower by a Financial Officer of the Borrower or Servicer. The Administrative Agent may, but shall not be required to, rely on each Borrowing Base Certificate delivered hereunder as accurately setting forth the available Borrowing Base for all purposes of this Agreement until such time as a new Borrowing Base Certificate is delivered to the Administrative Agent in accordance herewith;
     (c) the financial and collateral reports described on Schedule 5.02(c) hereto, at the times set forth in such Schedule;
     (d) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower, or compliance with the terms of any Loan Document, as the Agents or any Lender may reasonably request.
Section 5.03 Notices of Material Events.
     The Borrower will furnish to the Agents prompt written notice of the following:
     (a) the occurrence of any Default, Event of Default or Servicer Default and the nature thereof;
     (b) promptly after notice or knowledge thereof, notice that any representation or warranty of the Borrower set forth in any Loan Document was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Agents and each Lender a written notice setting forth in reasonable detail the nature of such facts and circumstances;
     (c) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof;
     (d) the termination or amendment in any material respect of any Material Contract;

     (e) the occurrence of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;
     (f) the discharge by the Borrower, Holdings or ACG of its present independent accountants or any withdrawal or resignation by such independent accountants; and
     (g) the filing of any Lien for unpaid Taxes against the Borrower.
     Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower or Servicer setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.
Section 5.04 Information Regarding Collateral.
     The Borrower will furnish to the Agents at least thirty (30) days prior written notice of any change (a) in the Borrower’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (b) in the location of the Borrower’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (c) in the Borrower’s corporate structure or jurisdiction of formation, or (d) in the Borrower’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization.
Section 5.05 Existence; Conduct of Business.
     The Borrower will do all things necessary to comply with its respective Organizational Documents, as applicable, and to preserve, renew and keep in full force and effect its legal existence.
Section 5.06 Payment of Obligations.
     The Borrower will pay its obligations (to the extent otherwise permitted under this Agreement) and all Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested or is otherwise the subject of negotiations with respect to liability or payment in good faith by appropriate proceedings and such contest or other action effectively suspends collection and enforcement of any Lien (except that a Lien with respect to Taxes in an amount no greater than $10,000 for which a Reserve has been established may exist without having been suspended as to collection or enforcement), and (b) the failure to make payment pending such contest or other action could not reasonably be expected to result in a Material Adverse Effect.

Section 5.07 Maintenance of Properties.
     The Borrower will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
Section 5.08 Insurance.
     The Borrower shall maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, employee theft insurance, directors and officers insurance, property insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice. The Administrative Agent shall be named as additional insured (in the case of liability insurance) or loss payee or mortgagee, as its interest may appear (in the case of hazard insurance), with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall lapse, be canceled or be terminated.
     Section 5.09 Bank Products.
     In order to facilitate the administration of this Agreement the Borrower agrees that it will maintain Bank of America as its principal depository bank, including for maintenance of operating, administrative, cash management, collection activity and other deposit accounts for the conduct of the Borrowers’ business.
Section 5.10 Books and Records; Inspection and Audit Rights; Accountants.
     (a) The Borrower will keep proper books of record and account in accordance with GAAP, except as set forth in Schedule 5.01, and in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will permit, and will cause the Servicer to, permit any representatives designated by any Agent to visit and inspect its properties, to examine and make extracts from its books and records, and, during normal business hours, to discuss its affairs, finances and condition with its officers, all at such times and as often as the Administrative Agent may request in its commercially reasonable judgment.
     (b) The Borrower will, and will cause the Servicer, as often as the Collateral Agent or the Required Lenders may request through the Administrative Agent in their commercially reasonable judgment, to permit any Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Agents to conduct field examinations and other evaluations, including, without limitation, of (i) the Borrower’s practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to accruals and reserves, and pay the reasonable fees and expenses of the Agents or such professionals with respect to such field examinations and evaluations. The Borrower acknowledges that the Agents shall be entitled to undertake each fiscal year after the Closing Date up to four (4) field examinations, at the Borrower’s expense; provided, however, the Agent shall be entitled to undertake such additional field examinations each fiscal year at the Agent’s own expense. Notwithstanding the foregoing, upon the occurrence of an Event of Default, the Agents may cause such additional field examinations to be undertaken as they in their commercially reasonable judgment deem necessary or appropriate, or as may be required by Applicable Law and such additional field examinations shall be at the Borrower’s expense. Notwithstanding the foregoing, after the Closing Date but before the initial Credit Extension hereunder, the Administrative Agent may conduct only one field examination at the expense of the Borrower.
Section 5.11 Minimum Excess Availability/Cash Collateral.
     (a) Prior to the initial Credit Extension under this Agreement, the Borrower shall maintain a balance in the Cash Collateral Account of at least $200,000.
     (b) Beginning on the date of the first Credit Extension under this Agreement, (i) so long as the aggregate principal amount of all Credit Extensions outstanding is less than or equal to $15,000,000, the Borrower shall maintain a balance in the Cash Collateral Account and Excess Availability equal to, in the aggregate, at least $1,000,000 and (ii) so long as the aggregate principal amount of all Credit Extensions outstanding is greater than $15,000,000, the Borrower shall maintain a balance in the Cash Collateral Account and Excess Availability equal to, in the aggregate, at least $2,000,000.
     (c) All earnings on deposits held in the Cash Collateral Account shall inure to the benefit of the Borrower.
Section 5.12 Compliance with Laws.
     The Borrower will comply with all Applicable Laws, including, without limitation, Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 5.13 Use of Proceeds.
     (a) The proceeds of all other Loans made hereunder will be used only (i) to finance the acquisition of Accounts from Seller in accordance with the terms of the Contribution Agreement and the terms of this Agreement, (ii) to pay the Servicing Fee, (iii) to pay, (or to reimburse the Servicer for the payment on behalf of the Borrower of) expenses of the Borrower for the maintenance of its corporate existence and for any federal, state and local income and franchise taxes due and payable by the Borrower, (iv) to make distributions permitted by Section 6.06 and (v) to pay the Obligations.
     (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the FRB, including Regulations T, U, and X.

Section 5.14 Further Assurances.
     (a) The Borrower will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Applicable Law, or which any Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Borrower. The Borrower also agrees to provide to the Agents, from time to time upon request, evidence reasonably satisfactory to the Agents as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
     (b) If any assets are acquired by the Borrower after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof), the Borrower will notify the Agents and the Lenders thereof, and the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or reasonably requested by any Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Borrower.
ARTICLE VI
Negative Covenants
     Until (i) the Commitments have expired or been terminated and (ii) the principal of and interest on each Loan and all fees and other Obligations shall have been irrevocably paid in full, the Borrower covenants and agrees with the Agents and the Lenders that:
Section 6.01 Indebtedness and Other Obligations.
     (a) The Borrower will not create, incur, assume or permit to exist any Indebtedness, except Indebtedness created under the Loan Documents.
     (b) The Borrower will not issue any Capital Stock or be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of (x) any shares of capital stock of the Borrower or (y) any option, warrant or other right to acquire any such shares of capital stock.
Section 6.02 Liens.
     The Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except
     (a) Liens created under the Loan Documents; and

     (b) Permitted Encumbrances.
Section 6.03 Fundamental Changes.
     (a) The Borrower shall not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve.
     (b) The Borrower will not engage in any business other than businesses of the type proposed to be conducted by the Borrower as contemplated by its Organizational Documents.
Section 6.04 Investments, Loans, Advances, Guarantees and Acquisitions.
     The Borrower will not purchase, hold or acquire (including pursuant to any merger with any Person) any Capital Stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any Indebtedness of, or make or permit to exist any Investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:
     (a) Permitted Investments;
     (b) Purchases of accounts receivable from Seller in accordance with the terms of the Contribution Agreement and this Agreement; and
     (c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, account debtors.
Section 6.05 Asset Sales.
     The Borrower will not sell, transfer, lease or otherwise dispose of any asset, except sales of Permitted Investments and except as otherwise expressly contemplated or permitted by the Loan Documents.
Section 6.06 Restricted Payments; Certain Payments of Indebtedness.
     (a) The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment except distributions to Parent as frequently as once per week so long as (i) no Default or Event of Default exists at the time of the making thereof or would result therefrom and (ii) in conjunction therewith, the Borrower delivers to the Administrative Agent a Borrowing Base Certificate demonstrating that Availability both before and after making such distribution is greater than $0.
     (b) The Borrower will not make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except payment of the Obligations and, as long as no Default or Event of Default has occurred and is continuing or would result therefrom, payment of regularly scheduled interest and principal payments as and when due in respect of any other Indebtedness permitted hereunder.
     (c) The Borrower will not pay any fees or other expenses to the Seller or the Servicer at any time that a Default or Event of Default has occurred and is continuing, other than the Servicing Fee.
Section 6.07 Transactions with Affiliates.
     The Borrower will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except purchases of Accounts from the Seller in accordance with the terms of the Contribution Agreement, entering into the Servicing Agreement and other transactions that are in the ordinary course of business and that are at prices and on terms and conditions not less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties.
Section 6.08 Restrictive Agreements.
     The Borrower will not, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower to create, incur or permit to exist any Lien upon any of its property or assets, provided, however, that the foregoing shall not apply to restrictions and conditions imposed by law, or by any Loan Document.
     Section 6.09 Amendment of Material Documents.
     The Borrower will not amend, modify or waive any of its rights under (i) its Organizational Documents (ii) the Contribution Agreement, (iii) the Servicing Agreement or (iv) any other instruments, documents or agreements, in each case with respect to this clause (iv), to the extent that such amendment, modification or waiver could result in a Material Adverse Effect.
Section 6.10 Subsidiaries.
     The Borrower shall not, at any time, own or create any Subsidiary.
Section 6.11 Capital Expenditures.
     The Borrower shall not make any Capital Expenditures.

Section 6.12 Fiscal Year; Accounting Policies.
     The Borrower shall not change its fiscal year from a year ending March 31 unless required by law, in which case the Borrower will give the Administrative Agent at least thirty (30) days prior written notice thereof. The Borrower agrees that it will not change its accounting policies from those used to prepare the financial statements delivered pursuant to Section 5.01(d) without the prior written consent of the Agent.
ARTICLE VII
Events of Default
Section 7.01 Events of Default.
     If any of the following events (“Events of Default”) shall occur:
     (a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable and such failure continues for three (3) Business Days;
     (c) any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made;
     (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 2.22 (except subsection (b) thereof), Section 5.02(b), Section 5.03(a), Section 5.08 (with respect to insurance covering the Collateral), Section 5.10, Section 5.13, or in Article VI;
     (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b), (c), or (d) of this Article), and such failure shall continue unremedied for a period of ten (10) Business Days;
     (f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or its debts, or of a substantial part of its assets, under any federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
     (g) the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
     (h) the Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
     (i) (i) one or more judgments for the payment of money in an aggregate amount (to the extent not covered by insurance) in excess of $10,000 shall be rendered against the Borrower and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of the Borrower to enforce any such judgment;
     (ii) any non-monetary judgment or order shall have been rendered against the Borrower that could reasonably be expected to have a Material Adverse Effect and there shall be any period thirty (30) consecutive days during which a stay of enforcement of such judgment or other, by reason of a pending appeal or otherwise, shall not be in effect;
     (j) a Servicer Default;
     (k) any challenge in writing by or on behalf of the Borrower to the validity of any Loan Document, the Servicing Agreement or the Contribution Agreement or the applicability or enforceability of any Loan Document, the Servicing Agreement or the Contribution Agreement strictly in accordance with the subject agreement’s terms or which seeks to void, avoid, limit, or otherwise adversely affect the security interest created by or in any such agreement in any such agreement;
     (l) any challenge by or on behalf of any other Person to the validity of any Loan Document, the Servicing Agreement or the Contribution Agreement or the applicability or enforceability of any Loan Document, the Servicing Agreement or the Contribution Agreement strictly in accordance with the subject agreement’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any such agreement or any payment made pursuant thereto, which challenge the Administrative Agent determines is a bona fide claim which if adversely determined could materially and adversely effect any security interest created by or in any such agreement, any payment payable or made pursuant to any such agreement or the value of any Collateral;
     (m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by the Borrower not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents;
     (n) breach by the Borrower of any of its obligations under the Servicing Agreement or the Contribution Agreement which breach continues beyond any applicable cure period set forth therein;
     (o) the indictment of, or institution of any legal process or proceeding against, the Borrower, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any material property of the Borrower and/or the imposition of any stay or other order, the effect of which could reasonably be to restrain in any material way the conduct by the Borrower of its business in the ordinary course;
     (p) any Change in Control;
     (q) the Refinancing or termination of the ACG Senior Facility (as determined by the Administrative Agent in its reasonable commercial judgment); or
     (r) the Seller shall fail to comply with its obligation to sell, or the Borrower shall fail to comply with its obligation to purchase, all Accounts that relate to an Eligible Obligor whose Accounts have been sold to the Borrower on any prior Purchase Date; provided, however, no Event of Default shall result if any such Eligible Obligor has been designated a Removed Obligor (as defined in the Contribution Agreement) in accordance with the terms of the Contribution Agreement;
then, and in every such event (other than an event with respect to the Borrower described in clause (f) or (g) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) instruct the Collateral Agent to exercise its remedies under the Security Documents (including, without limitation, foreclosure upon and taking possession of the Collateral) and (iv) exercise any and all other remedies under the Loan Documents and applicable law available to the Administrative Agent, the Collateral

Agent and the Lenders; and in case of any event with respect to the Borrower described in clause (f) or (g) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
Section 7.02 Remedies on Default.
     In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Loans shall have been accelerated pursuant hereto, the Administrative Agent and Collateral Agent may proceed to protect and enforce its rights and remedies under this Agreement, the Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agents or the Lenders. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.
Section 7.03 Application of Proceeds.
     After the occurrence of an Event of Default and acceleration of the Obligations, all proceeds realized from the Borrower or on account of any Collateral shall be applied in the manner set forth in Section 2.23(d).
ARTICLE VIII
The Agents
Section 8.01 Administration by Administrative Agent.
     Each Lender and the Collateral Agent hereby irrevocably designate Bank of America as Administrative Agent under this Agreement and the other Loan Documents. The general administration of the Loan Documents shall be by the Administrative Agent. The Lenders and the Collateral Agent each hereby irrevocably authorizes the Administrative Agent (i) to enter into the Loan Documents to which it is a party and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents and the Notes as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except as set forth in this Agreement and the remaining Loan Documents, nor shall it have any fiduciary relationship with any Lender, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

Section 8.02 The Collateral Agent.
     Each Lender and the Administrative Agent hereby irrevocably (i) designate Bank of America as Collateral Agent under this Agreement and the other Loan Documents, (ii) authorize the Collateral Agent to enter into the Collateral Documents and the other Loan Documents to which it is a party and to perform its duties and obligations thereunder, together with all powers reasonably incidental thereto, and (iii) agree and consent to all of the provisions of the Security Documents. All Collateral shall be held or administered by the Collateral Agent (or its duly-appointed agent) for its benefit and for the benefit of the other Secured Parties. Any proceeds received by the Collateral Agent from the foreclosure, sale, lease or other disposition of any of the Collateral and any other proceeds received pursuant to the terms of the Collateral Documents or the other Loan Documents shall be paid over to the Administrative Agent for application as provided in Section 2.21, Section 2.22, Section 2.25 and Section 7.03, as applicable. The Collateral Agent shall have no duties or responsibilities except as set forth in this Agreement and the remaining Loan Documents, nor shall it have any fiduciary relationship with any Lender, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Collateral Agent.
Section 8.03 Agreement of Required Lenders.
     (a) Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of only the Required Lenders, action shall be taken by the Agents for and on behalf or for the benefit of all Lenders upon the direction of the Required Lenders, and any such action shall be binding on all Lenders, and (ii) upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of all of the Lenders, action shall be taken by the Agents for and on behalf or for the benefit of all Lenders upon the direction of all such Lenders and any such action shall be binding on all Lenders. No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of Section 9.02.
Section 8.04 Liability of Agents.
     (a) Each of the Agents, when acting on behalf of the Lenders, may execute any of its respective duties under this Agreement by or through any of its respective officers, agents and employees, and none of the Agents nor their respective directors, officers, agents or employees shall be liable to the Lenders or any of them for any action taken or omitted to be taken in good faith, or be responsible to the Lenders or to any of them for the consequences of any oversight or error of judgment, or for any loss, except to the extent of any liability imposed by law by reason of such Agent’s own gross negligence or willful misconduct. The Agents and their respective directors, officers, agents and employees shall in no event be liable to the Lenders or to any of them for any action taken or omitted to be taken by them pursuant to instructions received by them from the Required Lenders, or all Lenders, as applicable, or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, none of the Agents, nor any of their respective directors, officers, employees, or agents (A) shall be responsible to any Lender for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any recital, statement, warranty or representation in, this Agreement, any Loan Document or any related agreement, document or order, or (B) shall be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants, or agreements of the Borrower under this Agreement or any of the Loan Documents, or (C) shall be responsible to any Lender for the state or condition of any properties of the Borrower or any other obligor hereunder constituting Collateral for the Obligations of the Borrower hereunder, or any information contained in the books or records of the Borrower; or (D) shall be responsible to any Lender for the validity, enforceability, collectibility, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (E) shall be responsible to any Lender for the validity, priority or perfection of any lien securing or purporting to secure the Obligations or the value or sufficiency of any of the Collateral.
     (b) The Agents may execute any of their duties under this Agreement or any other Loan Document by or through their agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder or under the Loan Documents. The Agents shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by them with reasonable care.
     (c) None of the Agents nor any of their respective directors, officers, employees, or agents shall have any responsibility to the Borrower on account of the failure or delay in performance or breach by any Lender (other than by the Agent in its capacity as a Lender) of any of their respective obligations under this Agreement or the Loan Documents or in connection herewith or therewith.
     (d) The Agents shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Borrower), independent accountants and other experts selected by the Agents. The Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless they shall first receive such advice or concurrence of the applicable Lenders as they deem appropriate or they shall first be indemnified to their satisfaction by the Lenders against any and all liability and expense which may be incurred by them by reason of the taking or failing to take any such action.
Section 8.05 Notice of Default; Actions on Default.
     (a) The Agents shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agents have actual knowledge of the same or has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agents obtain such actual knowledge or receive such a notice, the Agents shall give prompt notice thereof to each of the Lenders.
     (b) The Agents shall (subject to the provisions of Section 9.02) take such action with respect to any Default or Event of Default as shall be reasonably directed by the Required

Lenders. Unless and until the Agents shall have received such direction, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as they shall deem advisable in the best interest of the Lenders. In no event shall the Agents be required to comply with any such directions to the extent that the Agents believe that the Agents’ compliance with such directions would be unlawful.
Section 8.06 Lenders’ Credit Decisions.
     Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender, and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Borrower and has made its own decision to enter into this Agreement and the other Loan Documents and agrees that the Agents shall bear no responsibility therefore. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Loan hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents.
Section 8.07 Reimbursement and Indemnification.
     Each Lender agrees (i) to reimburse (x) each Agent for such Lender’s Commitment Percentage of any expenses and fees incurred by such Agent for the benefit of the Lenders under this Agreement, and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the administration or enforcement thereof not reimbursed by the Borrower and (y) each Agent for such Lender’s Commitment Percentage of any expenses of such Agent incurred for the benefit of the Lenders that the Borrower has agreed to reimburse pursuant to Section 9.03 and has failed to so reimburse and (ii) to indemnify and hold harmless the Agents and any of their directors, officers, employees, or agents, on demand, in the amount of such Lender’s Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement, the Loan Documents or any action taken or omitted by it or any of them under this Agreement, the Loan Documents to the extent not reimbursed by the Borrower (except such as shall result from its gross negligence or willful misconduct). The provisions of this Section 8.07 shall survive the repayment of the Obligations and the termination of the Commitments.
Section 8.08 Rights of Agents.
     It is understood and agreed that Bank of America shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with the Borrower, as though it were not the Administrative Agent or the Collateral Agent of the Lenders under this Agreement. The Agents and their affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Borrower and its Affiliates as if it were not the Agent hereunder.
Section 8.09 Notice of Transfer.
     The Agents may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Loans for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 9.05(b).
Section 8.10 Successor Agent.
     Any Agent may resign at any time by giving five (5) Business Days written notice thereof to the Lenders, the other Agents and the Borrower. Upon any such resignation of any Agent, the Required Lenders shall have the right to appoint a successor Agent, which so long as no Default or Event of Default has occurred and is continuing, shall be reasonably satisfactory to the Borrower (whose consent shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation, the retiring Agent may, on behalf of the Lenders and the other Agents appoint a successor Agent which shall be a Person capable of complying with all of the duties of such Agent, hereunder (in the opinion of the retiring Agent and as certified to the Lenders in writing by such successor Agent) which, so long as no Default or Event of Default has occurred and is continuing, shall be reasonably satisfactory to the Borrower (whose consent shall not be unreasonably withheld or delayed). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as such Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement.
Section 8.11 Reports and Financial Statements.
     The Administrative Agent shall use its reasonable efforts to remit to each Lender and the Collateral Agent within ten (10) Business Days after receipt thereof from the Borrower copies of all financial statements, Borrowing Base Certificates, and projections required to be delivered by the Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Administrative Agent.
Section 8.12 Delinquent Lender.
     If for any reason any Lender shall fail or refuse to abide by its obligations under this Agreement, including without limitation its obligation to make available to Administrative Agent its Commitment Percentage of any Revolving Loans, expenses or setoff or purchase its Commitment Percentage of a participation interest in the Swingline Loans (a “Delinquent

Lender”) and such failure is not cured within ten (10) days after receipt from the Administrative Agent of written notice thereof, then, in addition to the rights and remedies that may be available to Agents, other Lenders, the Borrower or any other party at law or in equity, and not at limitation thereof, (i) such Delinquent Lender’s right to participate in the administration of, or decision-making rights related to, the Loans, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (ii) a Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-delinquent Lenders for application to, and reduction of, their proportionate shares of all outstanding Loans until, as a result of application of such assigned payments the Lenders’ respective Commitment Percentage of all outstanding Loans shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. The Delinquent Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Delinquent Lender of its Commitment Percentage of any Loans, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in Section 2.11 hereof from the date when originally due until the date upon which any such amounts are actually paid.
     The non-delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration, (pro rata, based on the respective Commitments of those Lenders electing to exercise such right) the Delinquent Lender’s Commitment to fund future Loans (the “Delinquent Lender’s Future Commitment”). Upon any such purchase of the Commitment Percentage of any Delinquent Lender’s Future Commitment, the Delinquent Lender’s share in future Loans and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance. Each Delinquent Lender shall indemnify the Agents and each non-delinquent Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by any Agent or by any non-delinquent Lender, on account of a Delinquent Lender’s failure to timely fund its Commitment Percentage of a Loan or to otherwise perform its obligations under the Loan Documents.
Section 8.13 Intercreditor Agreement.
     Each of the Lenders hereby acknowledges that it has received and reviewed each Intercreditor Agreement and agrees to be bound by the terms thereof. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 9.05) hereby authorizes the Administrative Agent to enter into each Intercreditor Agreement on behalf of such Lender and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of each Intercreditor Agreement. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 9.05) hereby (i) acknowledges that Bank of America is acting under each Intercreditor Agreement in multiple capacities, including as the Administrative Agent, the Collateral Agent, the administrative agent under the ACG Senior Facility, and a lender under the ACG Senior Facility and (ii) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Bank of America or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.
ARTICLE IX
Miscellaneous
Section 9.01 Notices.
     Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (a) if to the Borrower, to it at:
American Color Graphics Finance, LLC
c/o American Color Graphics, Inc.
100 Winners Circle
Brentwood, Tennessee 37027
Attention: Chief Financial Officer
Telephone No.: (615) 377-7430
Fax No.: (615) 377-0331
     (b) if to the Administrative Agent or the Collateral Agent, to Bank of America, N.A., at:
For Loan Requests, Borrowing Base Certificates, Other Collateral Reporting
and Financial Reporting:
Bank of America, N.A.
40 Broad Street, 10th Floor
MA5-505-10-01
Boston, MA 02109
Attention: Vincent Jackson
Fax No.: 617-434-4310
Email: vincent.jackson@bankofamerica.com
with a copy to the attention of each of Carrie Smith, Julia Perkins and
Theresa Espinola at the foregoing address or the following email addresses:
Carrie Smith: carrie.smith@bankofamerica.com
Julia Perkins: Julia.perkins@bankofamerica.com
Theresa Espinola: Theresa.m.espinola@bankofamerica.com

Kristan O’Connor: kristan_oconnor@bankofamerica.com
John Murchison: john.murchison@bankofamerica.com
Joseph Haverkamp: joseph.haverkamp@bankofamerica.com
For All Other Notices:
Bank of America, N.A.
40 Broad Street, 10th Floor
MA5-505-10-01
Boston, MA 02109
Attention: Kristan O’Connor
Telephone: (617) 434-4397
Fax No.: (617) 434-4185
Email: kristan_oconnor@bankofamerica.com
with a copy to:
Moore & Van Allen, PLLC
100 North Tryon Street, Suite 4700
Charlotte, NC 28202
Telephone: (704) 331-1179
Fax: (704) 378-1979
Email: alanchadd@mvalaw.com
     (c) if to the Swingline Lender or to Bank of America, N.A., as a Lender, at:
Bank of America, NA
40 Broad Street, 10th Floor
MA5-505-10-01
Boston, MA 02109
Attention: Kristan M. O’Connor
Telephone: 617-434-4397
Fax: 617-434-4185
Email: Kristan_oconnor@bankofamerica.com
with a copy to the attention of each of Vincent Jackson, Julie Perkins and
Carrie Smith at the foregoing address or the following email addresses:
Vincent Jackson: vincent.jackson@bankofamerica.com
Julia Perkins: julia.perkins@bankofamerica.com
Carrie Smith: carrie.smith@bankofamerica.com
     (d) if to any other Lender, to it at its address (or telecopy number) set forth on the signature pages hereto or on any Assignment and Acceptance for such Lender.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
Section 9.02 Waivers; Amendments.
     (a) No failure or delay by the Agents or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Agents or any Lender may have had notice or knowledge of such Default or Event of Default at the time.
     (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agents and the Borrower, in each case with the Consent of the Required Lenders, provided, that no such agreement shall (i) increase the Commitment of any Lender without the Consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the Consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of the Commitments or the Maturity Date, without the Consent of each Lender affected thereby, (iv) change Sections 2.20, 2.22, or 2.23 or Section 6.2 of the Security Agreement, without the Consent of each Lender, (v) change any of the provisions of this Section 9.02 or the definition of the term “Required Lenders”, or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the Consent of each Lender, (vi) release the Borrower from its obligations under any Loan Document, or limit its liability in respect of such Loan Document, without the Consent of each Lender, (vii) release any material portion of the Collateral from the Liens of the Security Documents, without the Consent of each Lender, (viii) change the definition of the terms “Availability”, “Borrowing Base”, “Excess Availability” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrower would be increased, or “Minimum Excess Availability Reserve”, without the Consent of each Lender, provided, that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves, or (ix) except as expressly permitted herein, subordinate the Obligations hereunder, or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be, without the prior Consent of each Lender, and provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agents without the prior written consent of the Agents.
     (c) Notwithstanding anything to the contrary contained in this Section 9.02, in the event that the Borrower requests that this Agreement or any other Loan Document be modified, amended or waived in a manner which would require the Consent of the Lenders pursuant to Section 9.02(b) and such amendment is approved by the Required Lenders, but not by the percentage of the Lenders set forth in said Section 9.02(b), the Borrower and the Required Lenders shall be permitted to amend this Agreement without the Consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Borrower (such Lender or Lenders, collectively the “Minority Lenders”) to provide for (w) the termination of the Commitment of each of the Minority Lenders, (x) the addition to this Agreement of one or more other financial institutions, or an increase in the Commitment of one or more of the Required Lenders, so that the aggregate Commitments after giving effect to such amendment shall be in the same amount as the aggregate Commitments immediately before giving effect to such amendment, (y) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new or increasing Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans (including principal, interest, and fees) of the Minority Lenders immediately before giving effect to such amendment and (z) such other modifications to this Agreement or the Loan Documents as may be appropriate and incidental to the foregoing.
     (d) No notice to or demand on the Borrower shall entitle the Borrower to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by a Lender, or any holder of a Note, shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked. No amendment to this Agreement or any other Loan Document shall be effective against the Borrower unless signed by the Borrower.
Section 9.03 Expenses; Indemnity; Damage Waiver.
     (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents, outside consultants for the Agents, appraisers, and for field examinations in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Agents and Bank of America including the reasonable fees, charges and disbursements of counsel for the Agents, outside consultants for the Agents, appraisers, and for field examinations, in connection with the enforcement or protection of their rights in connection with the Loan Documents, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
     (b) The Borrower shall indemnify the Agents and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any real property owned or operated by the Borrower, or any Environmental Liability arising from any act or omission of the Borrower, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee or any Affiliate of such Indemnitee (or of any officer, director, employee, advisor or agent of such Indemnitee or any such Indemnitee’s Affiliates). In connection with any indemnified claim hereunder, the Indemnitee shall be entitled to select its own counsel and the Borrower shall promptly pay the reasonable fees and expenses of such counsel.
     (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Agents under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agents such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount.
     (d) To the extent permitted by Applicable Law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated by the Loan Documents, any Loan or the use of the proceeds thereof. The Borrower further agrees that no Indemnitee shall have any liability to the Borrower, any Person asserting claims by or on behalf of the Borrower or any other Person in connection with this Agreement or the other Loan Documents except the Indemnitee’s gross negligence or willful misconduct.
     (e) All amounts due under this Section shall be payable promptly after written demand therefore.

Section 9.04 Reserved.
Section 9.05 Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any such attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Any Lender may assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), provided, that (i) except in the case of an assignment by a Lender to a Lender or an Affiliate of a Lender or an Approved Fund, the Administrative Agent must give its prior written consent to such assignment by a Lender (which consent shall not be unreasonably withheld or delayed), (ii) any assignment made by a Lender may be made only to one or more Eligible Assignees, (iii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Revolving Loans, the amount of the Commitment or Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent, (iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations, (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, and, after completion of the syndication of the Loans, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.
     (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in 40 Broad Street, 10th Floor, Boston, Massachusetts 02109 a

copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
     (e) Any Lender may, without the consent of the Borrower and the Agents, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation in the Commitments, or the Loans shall provide that such Lender shall retain the sole right to enforce the Loan Documents and, except as provided in the following sentence, to approve any amendment, modification or waiver of any provision of the Loan Documents. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.24, Section 2.26, and Section 2.27 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.26(c) as though it were a Lender. Each Lender, acting for this purpose as an agent of the Borrower, shall maintain at its offices a record of each agreement or instrument effecting any participation and a register for the recordation of the names and addresses of its Participants and their rights with respect to principal amounts and other Obligations from time to time (each a “Participation Register”). The entries in each Participation Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in a Participant Register as a Participant for all purposes of this Agreement (including, for the avoidance of doubt, for purposes of entitlement to benefits under Section 2.24, Section 2.26, and Section 2.27 or Section 9.09). The Participation Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     (f) A Participant shall not be entitled to receive any greater payment under Section 2.24 or 2.27 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.27 unless (i) the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.27(e) as though it were a Lender and (ii) such Participant is eligible for exemption from the withholding Tax referred to therein, following compliance with Section 2.27(e).
     (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 9.06 Survival.
     All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.22, 2.25 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement or any provision hereof.
Section 9.07 Counterparts; Integration; Effectiveness.
     This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all contemporaneous or previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agents and the Lenders and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 9.08 Severability.
     Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 9.09 Right of Setoff.
     If an Event of Default shall have occurred and be continuing and at the direction of the Administrative Agent, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.
Section 9.10 Governing Law; Jurisdiction; Consent to Service of Process.
     (a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES).
     (b) The Borrower agrees that any suit for the enforcement of this Agreement or any other Loan Document may be brought in any New York state or federal court sitting in New York County as the Administrative Agent may elect in its sole discretion and consent to the non-exclusive jurisdiction of such courts. The Borrower hereby waives any objection which it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum. The Borrower agrees that any action commenced by the Borrower asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in any New York state or federal court sitting in

New York County as the Administrative Agent may elect in its sole discretion and consent to the exclusive jurisdiction of such courts with respect to any such action.
     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.11 WAIVER OF JURY TRIAL.
     THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE PARTIES HERETO REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
Section 9.12 Headings.
     Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.13 Interest Rate Limitation.
     Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefore) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 9.14 Additional Waivers.
     (a) To the fullest extent permitted by Applicable Law, the obligations of the Borrower hereunder shall not be affected by (i) the failure of any Agent or any other Secured

Party to assert any claim or demand or to enforce or exercise any right or remedy against the Borrower under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Loan Document, or any other agreement or (iii) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Collateral Agent or any other Secured Party.
     (b) To the fullest extent permitted by Applicable Law, the obligations of the Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Borrower hereunder shall not be discharged or impaired or otherwise affected by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of the Borrower or that would otherwise operate as a discharge of the Borrower as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).
     (c) To the fullest extent permitted by Applicable Law, the Borrower waives any defense based on or arising out of any defense of the unenforceability of the Obligations or any part thereof from any cause, other than the indefeasible payment in full in cash of all the Obligations. The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, without affecting or impairing in any way the liability of the Borrower hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash. Pursuant to Applicable Law, the Borrower waives any defense arising out of any such election.
Section 9.15 Confidentiality.
     Each of the Lenders agrees that it will not to disclose without the prior consent of the Borrower (other than to its employees, employees of Affiliates, auditors, counsel or other professional advisors, in each case who have a need to know such Confidential Information in accordance with customary banking practices or to another Lender if the Lender or such Lender’s holding or parent company in its sole discretion reasonably determines that any such party should have access to such information or to a prospective transferee) any information with respect to the Borrower which is furnished pursuant to this Agreement and which is designated by the Borrower to the Lenders in writing as confidential (all such information, “Confidential Information”), provided that any Lender may disclose any Confidential Information (a) as has become generally available to the public other than as a result of a disclosure in violation of any duty of confidentiality hereunder by such Lender or the Administrative Agent or a disclosure in violation of any duty of confidentiality hereunder known to such Lender or the Administrative Agent to have been made by any person or entity to which such Lender or the Administrative Agent has delivered such Confidential Information, (b) as may be required in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the FRB or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, (e) in connection with the enforcement of remedies under this Agreement and the other Loan Documents, and (f) to any prospective transferee in connection with any contemplated transfer of any of the Loans or Notes or any interest therein by such Lender provided that such prospective transferee receives such Confidential Information having been made aware of the confidential nature thereof and agrees to be bound by the terms of this Section 9.15; provided that in the case of any request, subpoena or proposed release or disclosure of Confidential Information described in clauses (b), (c) or (d) above, the party believing it is obligated to release or disclose shall, subject to compliance with the applicable law, regulations, subpoena or other legal process, use commercially reasonable efforts to notify the Borrower prior to such release or disclosure. The Borrower hereby agrees that the failure of a Lender to comply with the provisions of this Section 9.15 shall not relieve the Borrower of any of its obligations to such Lender under this Agreement and the other Loan Documents.
Section 9.16 Publicity.
     The Agents may issue a “tombstone” notice of the establishment of the credit facility contemplated by this Agreement and may make reference to the Borrower (and may utilize any logo or other distinctive symbol associated with the Borrower) in connection with any advertising, promotion, or marketing undertaken by the Agents. The Borrower shall give the Agents one Business Day’s notice of any press release prior to it being issued, which press release shall be acceptable to the Agents in its reasonable discretion.
Section 9.17 USA Patriot Act.
     Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
Section 9.18 Replacement of Lenders.
     If (a) any Lender requests compensation under Section 2.24, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.27, (c) any Lender defaults in its obligation to fund Loans hereunder, or (d) a Lender does not consent to a proposed waiver, amendment, modification, discharge or termination with respect to any Loan Document that requires unanimous consent of all Lenders and that has been approved by the Required Lenders, then the Borrower may (and in the case of clause (d) above, the Administrative Agent may), at the sole expense of the Borrower, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in

Section 9.05), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (i) the Borrower shall have received the prior written consent of the Administrative Agent and Swingline Lender, which consent shall not unreasonably be withheld;
     (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (iii) such assignment does not conflict with Applicable Law;
     (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.24 or payments required to be made pursuant to Section 2.27, such assignment will result in a reduction in such compensation or payments; and
     (v) in the case of any such assignment resulting from a Lender’s failure to consent to a proposed waiver, amendment, modification, discharge or termination with respect to any Loan Document, the applicable waiver, amendment, modification, discharge or termination of this Agreement that the Borrower has requested shall become effective upon giving effect to such assignment (and any related assignments required to be effected in connection therewith in accordance with this Section 9.18).
A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as a sealed instrument as of the day and year first above written.

AMERICAN COLOR GRAPHICS FINANCE, LLC, as Borrower
By:	/s/Patrick W. Kellick
	Name:	Patrick W. Kellick
	Title:	President and Chief Executive Officer

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/Peter Sherman
	Name:	Peter Sherman
	Title:	Managing Director

BANK OF AMERICA, N.A., as Collateral Agent
By:	/s/Peter Sherman
	Name:	Peter Sherman
	Title:	Managing Director

BANK OF AMERICA, N.A., as a Lender and the Swingline Lender
By:	/s/Peter Sherman
	Name:	Peter Sherman
	Title:	Managing Director